Exhibit (a)(1)(i)

Offer to Purchase
by

Wheeler Real Estate Investment Trust, Inc.

Up to $12 Million in Value of Shares of Its Series D Cumulative Convertible Preferred Stock
At a Cash Purchase Price Not Greater than $18.00 per Series D Share
Nor Less than $15.50 per Series D Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF FRIDAY, MAY 14, 2021, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

Wheeler Real Estate Investment Trust, Inc., a Maryland corporation (the “Company,” “WHLR,” “we,” “us” or “our”), invites our stockholders to tender up to $12 million in value of shares of our Series D cumulative convertible preferred stock, no par value (each, a “Series D Share”), for purchase by us at a price not greater than $18.00 nor less than $15.50 per Series D Share to the seller, in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal and the other materials filed as exhibits to the Issuer Tender Offer on Schedule TO (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).

Upon the terms and subject to the conditions of the Offer, we will determine a single price per Series D Share that we will pay for Series D Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Series D Shares tendered and the prices specified, or deemed specified, by tendering stockholders. We will select the lowest single purchase price, not greater than $18.00 nor less than $15.50 per Series D Share, that will allow us to purchase $12 million in value of Series D Shares, or a lower amount depending on the number of Series D Shares properly tendered and not properly withdrawn (such purchase price, the “Final Purchase Price”). Upon the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, Series D Shares having an aggregate value of less than $12 million are properly tendered and not properly withdrawn, we will buy all Series D Shares properly tendered and not properly withdrawn. All Series D Shares acquired in the Offer will be acquired at the Final Purchase Price, including those Series D Shares tendered at a price lower than the Final Purchase Price. Only Series D Shares properly tendered at prices at or below the Final Purchase Price, and not properly withdrawn, will be purchased. We may not purchase all of the Series D Shares tendered at or below the Final Purchase Price if, based on the Final Purchase Price, Series D Shares having an aggregate value in excess of $12 million are properly tendered and not properly withdrawn, because of “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase. Series D Shares not purchased in the Offer will be returned to the tendering stockholders promptly after the Expiration Date. We reserve the right, in our sole discretion, to change the purchase price range per Series D Share and to increase or decrease the value of Series D Shares sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may increase the number of Series D Shares accepted for payment in the Offer by no more than 2% of the outstanding Series D Shares without extending the Offer. See Section 1.

At the maximum Final Purchase Price of $18.00 per Series D Share, we could purchase 666,666 Series D Shares if the Offer is fully subscribed, which would represent approximately 21% of the issued and outstanding Series D Shares as of April 16, 2021. At the minimum Final Purchase Price of $15.50 per Series D Share, we could purchase 774,193 Series D Shares if the Offer is fully subscribed, which would represent approximately 24.6% of the issued and outstanding Series D Shares as of April 16, 2021.

THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING OR ANY MINIMUM NUMBER OF SERIES D SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

The Series D Shares are listed and traded on The Nasdaq Stock Market LLC’s Nasdaq Capital Market (“Nasdaq”) under the symbol “WHLRD.” On April 16, 2021, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Series D Shares was $18.05 per Series D Share. Stockholders are urged to obtain current market quotations for the Series D Shares before deciding whether and at what purchase price or purchase prices to tender their Series D Shares. See Section 8.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, COMPASS POINT RESEARCH & TRADING, LLC, THE DEALER MANAGER FOR THE OFFER (THE “DEALER MANAGER”), EQUINITI (US) SERVICES LLC, THE INFORMATION AGENT FOR THE OFFER (THE “INFORMATION AGENT”), OR COMPUTERSHARE INC., THE DEPOSITARY FOR THE OFFER (THE “DEPOSITARY”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SERIES D SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SERIES D SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SERIES D SHARES AND, IF SO, HOW MANY SERIES D SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER. SEE SECTION 2.

IF YOUR TENDERED SERIES D SHARES ARE ACCEPTED AND YOU ARE A U.S. HOLDER (AS DEFINED IN SECTION 13), THE RECEIPT OF CASH FOR YOUR TENDERED SERIES D SHARES WILL BE A TAXABLE TRANSACTION FOR U.S. FEDERAL INCOME TAX PURPOSES AND GENERALLY WILL BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES EITHER AS A (A) SALE OR EXCHANGE GENERALLY ELIGIBLE FOR CAPITAL GAIN OR LOSS TREATMENT OR (B) DISTRIBUTION IN RESPECT OF STOCK FROM THE COMPANY TAXABLE AS ORDINARY INCOME TO THE EXTENT IT IS OUT OF THE COMPANY’S CURRENT OR ACCUMULATED EARNINGS AND PROFITS (AND NOT DESIGNATED BY US AS A CAPITAL GAIN DIVIDEND OR QUALIFIED DIVIDEND INCOME).

IF YOU ARE A NON-U.S. HOLDER (AS DEFINED IN SECTION 13), THE PAYMENT OF CASH FOR YOUR TENDERED SERIES D SHARES WILL BE SUBJECT TO WITHHOLDING. SEE SECTION 13. WE URGE YOU TO CONSULT YOUR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER.

THE OFFER HAS NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND ANY RELATED DOCUMENTS, AND ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.

If you have questions or need assistance, you should contact the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.

The Dealer Manager for the Offer is:

Compass Point Research & Trading, LLC

Offer to Purchase dated April 19, 2021

IMPORTANT

If you want to tender all or part of your Series D Shares, you must do one of the following before the Offer expires at 12:00 Midnight, New York City time, at the end of Friday, May 14, 2021 (unless the Offer is extended):

●	if your Series D Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Series D Shares for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer;

●	if you hold certificates registered in your own name or your shares are held in book entry form on the records of the Depositary, complete and sign a Letter of Transmittal according to its Instructions, and deliver it, together with any required signature guarantees, the certificates for your Series D Shares and any other documents required by the Letter of Transmittal, to Computershare Inc., the Depositary for the Offer; or

●	if you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your Series D Shares according to the procedure for book-entry transfer described in Section 3.

If you want to tender your Series D Shares, but: (a) the certificates for your Series D Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date; (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date; or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Series D Shares if you comply with the guaranteed delivery procedures described in Section 3.

If you wish to maximize the chance that your Series D Shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Series D Shares Tendered At Price Determined Under The Offer.” If you agree to accept the purchase price determined in the Offer, your Series D Shares will be deemed to be tendered at the minimum price of $15.50 per Series D Share. You should understand that this election may have the effect of lowering the Final Purchase Price and could result in your Series D Shares being purchased at the minimum price of $15.50 per Series D Share.

We are not making the Offer to, and will not accept any tendered Series D Shares from, stockholders in any jurisdiction or in any circumstances where it would be illegal to do so, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, we may, in our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by the Dealer Manager or one or more registered brokers or dealers, which are licensed under the laws of such jurisdiction.

You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase.

WE HAVE NOT MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SERIES D SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SERIES D SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY.

THE STATEMENTS MADE IN THIS OFFER TO PURCHASE ARE MADE AS OF THE DATE ON THE COVER PAGE AND THE STATEMENTS INCORPORATED BY REFERENCE ARE MADE AS OF THE DATE OF THE DOCUMENTS INCORPORATED BY REFERENCE. THE DELIVERY OF THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR INCORPORATED BY REFERENCE IS CORRECT AS OF A LATER DATE OR THAT THERE HAS NOT BEEN ANY CHANGE IN SUCH INFORMATION OR IN OUR AFFAIRS SINCE SUCH DATES.

TABLE OF CONTENTS

SUMMARY TERM SHEET		1
FORWARD-LOOKING STATEMENTS		10
INTRODUCTION		11
THE OFFER		13
1.	Number of Series D Shares; Odd Lots; Proration.	13
2.	Purpose of the Offer; Certain Effects of the Offer.	15
3.	Procedures for Tendering Series D Shares.	18
4.	Withdrawal Rights.	22
5.	Purchase of Series D Shares and Payment of Purchase Price.	23
6.	Conditional Tender of Series D Shares.	24
7.	Conditions of the Offer.	25
8.	Price Range of Series D Shares; Dividends.	26
9.	Source and Amount of Funds.	26
10.	Certain Information Concerning Us.	27
11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Series D Shares.	28
12.	Certain Legal Matters; Regulatory Approvals.	31
13.	Material U.S. Federal Income Tax Consequences.	31
14.	Extension of the Offer; Termination; Amendment.	37
15.	Fees and Expenses.	37

i

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary highlights certain material information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, we urge you to read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase my Series D Shares?

The issuer of the Series D Shares, Wheeler Real Estate Investment Trust, Inc., a Maryland corporation, is offering to purchase the Series D Shares. See Section 1.

What is WHLR offering to purchase?

We are offering to purchase up to $12 million in value of Series D Shares. See Section 1.

This Offer does not provide for the repurchase of our other equity securities: our common stock, par value $0.01 per share (“Common Stock”), our Series A preferred stock, no par value (“Series A Shares,” which are not publicly traded) and our Series B convertible preferred stock, no par value (“Series B Shares,” and collectively with our Series A Shares and Series D Shares, our “Preferred Stock”).

What is the purpose of the Offer?

Beginning on September 21, 2023, holders of the Series D Shares will have the right to cause us to redeem their Series D Shares at a price of $25.00 per share plus the amount of all accrued but unpaid dividends. This redemption price is payable by us, at our election, in cash or Common Stock, or a combination of cash and Common Stock.

Since January 2019, our Series D Shares (of which there are currently approximately 3.1 million shares outstanding) have been accruing unpaid dividends at a rate of 10.75% per annum of the $25.00 liquidation preference per Series D Share, or at $2.6875 per share per annum. As of April 16, 2021, the outstanding Series D Shares had an aggregate liquidation preference of approximately $78.6 million, with aggregate accrued and unpaid dividends in the amount of approximately $20.7 million.

Furthermore, based upon the closing price of our Common Stock on April 16, 2021 (the last trading day prior to the commencement of this Offer) of $4.03 per share, it is unlikely that holders of the Series D Shares would convert their shares into Common Stock at the current conversion price of $16.96 per share of Common Stock.

As such, there is a significant risk that the Company will not have sufficient cash to pay the aggregate redemption price, and would not be able to meet its redemption obligation without liquidating assets and/or substantial dilution of our Common Stock, which in turn would significantly reduce the value of any Common Stock paid to settle the redemption amount.

Our Board has therefore determined to provide the holders of our Series D Shares, through this “modified Dutch auction” tender offer, with the opportunity to tender all or a portion of their Series D Shares in return for cash up to $12 million in value, and thereby receive a return of capital on some or all of their investment in the Company if they so elect.

In addition to providing a cash return on their investment now, the Offer also provides our Series D stockholders with an efficient way to sell their Series D Shares while possibly avoiding brokerage fees or commissions or odd lot discounts (as applicable) associated with open market sales, and without the potential disruption to the Series D share price typically associated with large volume sales on the open market. See Section 2.

If we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the outstanding Series D Shares. These stockholders will also bear the attendant risks and rewards associated with owning the Series D Shares, including, but not limited to, the following:

●	the conversion rate could continue to be higher than the price of a share of Common Stock and, as such, the conversion of the Series D Shares is not currently, and may not in the future be, economical; and

●	if such stockholders elect to have their Series D Shares redeemed in the future, we may not have sufficient available cash to pay the redemption price, such that part or all of the redemption price would be paid in newly issued Common Stock that, due to the resulting dilution, may have substantially lower value than their initial investment.

Following the completion or termination of the Offer, we intend to, from time to time, continue to repurchase Series D Shares. The amount of Series D Shares we buy and timing of any such repurchases depends on a number of factors, including the availability of cash and/or financing on acceptable terms, the amount and timing of dividend payments, if any, and blackout periods in which we are restricted from repurchasing Series D Shares as well as any decision to use cash for other strategic objectives. We may raise funds for future repurchases through rights offerings, issuances of debt instruments and asset sales. Based on these and other factors, we may seek to accomplish our additional repurchase goals through future tender offers, private block purchases and/or market transactions. There is no guarantee, however, that we will be able to do so at prices more favorable than the price range of this Offer, or at all. Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Series D Shares, other than in the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5. See Section 2.

None of the Company, the members of our Board of Directors, the Dealer Manager, the Depositary or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your Series D Shares or as to the purchase price or purchase prices at which you may choose to tender your Series D Shares. You must make your own decision as to whether to tender your Series D Shares and, if so, how many Series D Shares to tender and the purchase price or purchase prices at which you will tender them. We recommend that you read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer, before taking any action with respect to the Offer. See Section 2. You should discuss whether to tender your Series D Shares with your broker or other financial or tax advisors.

How many Series D Shares will we purchase in the Offer?

Upon the terms and subject to the conditions of the Offer, we will purchase up to $12 million in value of Series D Shares in the Offer or a lower amount depending on the number of Series D Shares properly tendered and not properly withdrawn. Because the Final Purchase Price will be determined after the Expiration Date, the exact number of Series D Shares that will be purchased will not be known until after that time.

As of April 16, 2021, we had 3,142,196 issued and outstanding Series D Shares. There are no Series D Shares issuable pursuant to outstanding equity compensation arrangements. We also had, as of April 16, 2021, 562 Series A Shares issued and outstanding, 1,875,748 Series B Shares issued and outstanding, and, as of April 15, 2021, 9,706,738 shares of our Common Stock issued and outstanding – such Series A shares, Series B Shares and shares of Common Stock are not the subject of the Offer.

At the maximum Final Purchase Price of $18.00 per Series D Share, we could purchase 666,666 Series D Shares if the Offer is fully subscribed, which would represent approximately 21.2% of the issued and outstanding Series D Shares as of April 16, 2021. At the minimum Final Purchase Price of $15.50 per Series D Share, we could purchase 774,193 Series D Shares if the Offer is fully subscribed, which would represent approximately 24.6% of the issued and outstanding Series D Shares as of April 16, 2021. If, based on the Final Purchase Price, more than $12 million in value of Series D Shares are properly tendered and not properly withdrawn, we will purchase all Series D Shares tendered at or below the Final Purchase Price on a pro rata basis, subject to the “odd lot” priority and conditional tender provisions described herein.

We expressly reserve the right to purchase additional Series D Shares in the Offer, subject to applicable law. See Section 1. The Offer is not conditioned on the receipt of financing or any minimum number of Series D Shares being tendered but is subject to certain other conditions. See Section 7. In accordance with the rules of the SEC, we may increase the number of Series D Shares accepted for payment in the Offer by no more than 2% of the outstanding Series D Shares without extending the Offer. See Section 1.

What will be the purchase price for the Series D Shares and what will be the form of payment?

We are conducting the Offer through a procedure commonly called a “modified Dutch auction.” This procedure allows you to select the price, within a price range specified by us, at which you are willing to tender your Series D Shares. The price range for the Offer is $18.00 to $15.50 per Series D Share. We will select the single lowest purchase price (in increments of $0.10), not greater than $18.00 nor less than $15.50 per Series D Share, that will allow us to purchase up to $12 million in value of Series D Shares at such price, based on the number of Series D Shares tendered, or, if fewer Series D Shares are properly tendered, all Series D Shares that are properly tendered and not properly withdrawn, subject to the “odd lot” priority and conditional tender provisions described herein. We will purchase all Series D Shares at the Final Purchase Price, even if you have selected a purchase price lower than the Final Purchase Price, but we will not purchase any Series D Shares tendered at a price above the Final Purchase Price.

If you wish to maximize the chance that we will purchase your Series D Shares, you should check the box in the section entitled “Series D Shares Tendered At Price Determined Under The Offer” in the section of the Letter of Transmittal captioned “Price (In Dollars) Per Series D Share At Which Series D Shares Are Being Tendered,” indicating that you will accept the Final Purchase Price. If you agree to accept the purchase price determined in the Offer, your Series D Shares will be deemed to be tendered at the minimum price of $15.50 per Series D Share. You should understand that this election may have the effect of lowering the Final Purchase Price and could result in your Series D Shares being purchased at the minimum price of $15.50 per Series D Share, a price that could be below the last reported sale price of the Series D Shares on Nasdaq on the Expiration Date.

If we purchase your Series D Shares in the Offer, on terms and subject to the conditions of the Offer (including the “odd lot” priority, proration and conditional tender provisions), we will pay you the Final Purchase Price in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Date. Under no circumstances will we pay interest on the Final Purchase Price, even if there is a delay in making payment. See the Introduction, Section 1 and Section 3.

Stockholders are urged to obtain current market quotations for the Series D Shares before deciding whether and at what price or prices to tender their Series D Shares. See Section 8.

How was the Purchase Price Range of the Offer Determined?

On April 9, 2021, our Board of Directors authorized the Offer and appointed a Pricing Committee, consisting of directors Stefani Carter, Daniel Khoshaba and Paula Poskon, to determine the price range of the Offer. Immediately following the approval of the Offer by our Board of Directors, all directors not on the Pricing Committee recused themselves from all further discussions and deliberations relating to the Offer through the Expiration Date. Through the Expiration Date, all information relating to the Offer shall be communicated only to those directors who are members of the Pricing Committee.

Following consultations with management and the Company’s professional advisors, on April 16, 2021, the Pricing Committee set the purchase price range of the Offer at not greater than $18.00 nor less than $15.50 per Series D Share.

We believe this is a range within which our stockholders might sell their Series D Shares pursuant to the Offer and within which we can make purchases that will constitute a prudent use of the Company’s financial resources, allowing the Company to repurchase Series D Shares at a price that benefits the Company and its continuing stockholders, while providing stockholders who decide to tender their Series D Shares in the Offer with an opportunity to receive a return of capital on some or all of their investment, and an efficient way to sell their Series D Shares without incurring brokerage fees or commissions associated with open market sales.

None of the Company, the members of the Board of Directors, the Dealer Manager, the Depositary or the Information Agent makes any representation regarding the fair value of the Series D Shares. The actual value and trading price of our Series D Shares on Nasdaq may be lower or higher than the range at which we are offering to purchase Series D Shares and the Final Purchase Price.

Stockholders are urged to obtain current market quotations for the Series D Shares before deciding whether and at what purchase price or purchase prices to tender their Series D Shares. You must make your own decision as to whether to tender your Series D Shares and, if so, how many Series D Shares to tender and the purchase price or purchase prices at which you will tender them. In doing so, you should consult your own financial and tax advisors, and read carefully and evaluate the information in this Offer to Purchase and in the related Letter of Transmittal.

How will we pay for the Series D Shares?

The maximum value of Series D Shares purchased in the Offer will be $12 million. We intend to pay for the Series D Shares and all fees and expenses applicable to the Offer with available cash, which consists primarily of the net proceeds of that certain financing agreement, dated March 12, 2021, by and among the Company, as borrower, certain subsidiaries of the Company from time to time party thereto, as guarantors, the lenders from time to time party thereto, and Wilmington Savings Fund Society, FSB as administrative agent and collateral agent (the “Financing Agreement”). The Financing Agreement provides a term loan in the aggregate principal amount of $35 million, proceeds of which were used to pay off certain existing indebtedness of the Company, and which will be used to pay for the Series D Shares purchased in the Offer and for related fees and expenses. The Offer is not subject to a financing condition. See Section 9.

In accordance with the rules of the SEC, we may increase the number of Series D Shares accepted for payment in the Offer by no more than 2% of the outstanding Series D Shares without extending the Offer. See Section 1.

How long do I have to tender my Series D Shares?

You may tender your Series D Shares until the Offer expires. The Offer will expire at the end of Friday, May 14, 2021, at 12:00 Midnight, New York City time, unless we extend the Offer. See Section 1. We may choose to extend the Offer at any time and for any reason. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Section 1 and Section 14.

Beneficial owners holding their Series D Shares through a broker, dealer, commercial bank, trust company or other nominee should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer. See Section 3.

Can the Offer be extended, amended or terminated, and if so, under what circumstances?

Yes. We can extend or amend the Offer in our sole discretion. If we extend the Offer, we may delay the acceptance of any Series D Shares that have been tendered. See Section 14. We can terminate the Offer under certain circumstances. See Section 7.

How will I be notified if you extend the Offer or amend the terms of the Offer?

If we extend the Offer, we will issue a press release not later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 14. If we extend the Offer, you may withdraw your Series D Shares until the Expiration Date, as extended.

Are there any conditions to the Offer?

Yes. Our obligation to accept for payment and pay for your tendered Series D Shares depends upon a number of conditions that must be satisfied in our reasonable judgment or waived on or prior to the Expiration Date, including, among others:

●	no general suspension of trading in securities on any United States national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States shall have occurred;

●	no commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism or any pandemic or outbreak of contagious disease, directly or indirectly involving the United States shall have occurred on or after April 19, 2021 nor shall any material escalation or worsening threat which had commenced prior to April 19, 2021 have occurred (including with respect to the coronavirus (“COVID-19”) pandemic, to the extent that there is any material adverse development related thereto on or after April 19, 2021, such as any significant slowdown in economic growth, or any significant new precautionary or emergency measures, recommendations or orders taken or issued by any governmental authority or person in response to the COVID-19 pandemic which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer);

●	no changes in the general political, market, economic or financial conditions, domestically or internationally, that are reasonably likely to materially and adversely affect our business or the trading in the Series D Shares shall have occurred; and

●	in the case of any of the foregoing existing at the time of the commencement of the Offer, no material acceleration or worsening thereof shall have occurred.

For a more detailed discussion of these and other conditions to the Offer, please see Section 7.

How do I tender my Series D Shares?

If you want to tender all or part of your Series D Shares, you must do one of the following before 12:00 Midnight, New York City time, at the end of Friday, May 14, 2021, or any later time and date to which the Offer may be extended:

●	if your Series D Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Series D Shares for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer;

●	if you hold certificates registered in your own name or your shares are held in book entry form on the records of the Depositary, complete and sign a Letter of Transmittal according to its instructions, and

●	deliver it, together with any required signature guarantees, the certificates for your Series D Shares and any other documents required by the Letter of Transmittal, to the Depositary at the address appearing on the back cover page of this Offer to Purchase; or

●	if you are an institution participating in the Book-Entry Transfer Facility, tender your Series D Shares according to the procedure for book-entry transfer described in Section 3.

If you want to tender your Series D Shares, but: (a) the certificates for your Series D Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date; (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date; or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Series D Shares if you comply with the guaranteed delivery procedures described in Section 3.

We are not making the Offer to, and will not accept any tendered Series D Shares from, stockholders in any jurisdiction or in any circumstances where it would be illegal to do so, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by the Dealer Manager or one or more registered brokers or dealers, which are licensed under the laws of such jurisdiction.

You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

May I tender only a portion of the Series D Shares that I hold?

Yes. You do not have to tender all or any minimum amount of the Series D Shares that you own to participate in the Offer. However, to qualify for the priority in the case of proration, an Odd Lot Holder (as defined in Section 1) must tender all Series D Shares owned by any such Odd Lot Holder, as described in Section 1. In addition, if as a result of proration the Company accepts conditional tenders by random lot, a holder making a conditional tender must have tendered all of its Series D Shares to qualify for such random selection.

If I own fewer than 100 Series D Shares and I tender all of my Series D Shares, will I be subject to proration?

If you own, beneficially or of record, fewer than 100 Series D Shares in the aggregate, and (1) validly tender all of these Series D Shares at or below the Final Purchase Price, (2) do not validly withdraw them before the Expiration Date, and (3) complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your Series D Shares without subjecting them to the proration procedure. See Section 1.

Once I have tendered Series D Shares in the Offer, may I withdraw my tendered Series D Shares?

Yes. You may withdraw any Series D Shares you have tendered at any time before 12:00 Midnight, New York City time, at the end of Friday, May 14, 2021, or any later Expiration Date, if the Offer is extended. If after 12:00 Midnight, New York City time, at the end of Tuesday, June 15, 2021, we have not accepted for payment the Series D Shares you have tendered to us, you may also withdraw your Series D Shares at any time thereafter. See Section 4.

How do I withdraw Series D Shares I previously tendered?

To properly withdraw Series D Shares, you must deliver on a timely basis a written notice of your withdrawal to the Depositary at one of the addresses appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Series D Shares to be withdrawn and the name of the registered holder of the Series D Shares. Some additional requirements apply if the certificates for Series D Shares to be withdrawn have been delivered to the Depositary or if your Series D Shares have been tendered under the procedure for book-entry transfer set forth in Section 3.

In what order will you purchase the tendered Series D Shares?

We will purchase Series D Shares on the following basis:

●	first, we will purchase all odd lots of less than 100 Series D Shares at the Final Purchase Price from stockholders who validly tender all of their Series D Shares at or below the Final Purchase Price and who do not validly withdraw them before the Expiration Date (tenders of less than all of the Series D Shares owned, beneficially or of record, by such Odd Lot Holder (as defined in Section 1) will not qualify for this preference);

●	second, after purchasing all the odd lots that were validly tendered at or below the Final Purchase Price, subject to the conditional tender provisions described in Section 6 (whereby a holder may specify a minimum number of such holder’s Series D Shares that must be purchased if any such Series D Shares are purchased), we will purchase all Series D Shares properly tendered at or below the Final Purchase Price on a pro rata basis with appropriate adjustment to avoid purchases of fractional Series D Shares; and

●	third, only if necessary to permit us to purchase $12 million in value of Series D Shares (or such greater amount as we may elect to pay, subject to applicable law), we will purchase Series D Shares conditionally tendered (as described in Section 6) (for which the condition was not initially satisfied) at or below the Final Purchase Price, by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Series D Shares are conditionally tendered must have tendered all of their Series D Shares.

Therefore, we may not purchase all of the Series D Shares that you tender even if you tender them at or below the Final Purchase Price. See Section 1 and Section 6.

What does the Board of Directors think of the Offer?

Our Board of Directors has authorized us to make the Offer. However, none of the Company, the members of our Board of Directors, our officers, the Dealer Manager, the Depositary or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your Series D Shares or as to the purchase price or purchase prices at which you may choose to tender your Series D Shares.

You must make your own decision as to whether to tender your Series D Shares and, if so, how many Series D Shares to tender and the purchase price or purchase prices at which you will tender them. We recommend that you read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer, before taking any action with respect to the Offer. See Section 2. You should discuss whether to tender your Series D Shares with your broker or other financial or tax advisors.

Do WHLR’s directors or executive officers intend to tender their Series D Shares in the Offer?

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders, subject to internal compliance requirements.

Kerry G. Campbell, a member of our Board of Directors, is the beneficial owner of 3,121 Series D Shares. Mr. Campbell has advised our Board of Directors that he intends to tender such 3,121 Series D Shares in the Offer.

Andrew R. Jones, a member of our Board of Directors, is also the managing member of NS Advisors, LLC (“NS Advisors”), which serves as investment manager to various investment partnerships, funds and managed accounts. Mr. Jones is deemed to beneficially own the 20,400 Series D Shares held by such funds. Mr. Jones has advised the Board of Directors that NS Advisors intends to tender such 20,400 Series D Shares in the Offer.

Joseph D. Stilwell, a member of our Board of Directors, is also the owner and managing member of Stilwell Value LLC, which is the general partner of a group of affiliated private investment partnerships (together, the “Stilwell Group”). The Stilwell Group is the beneficial owner of 67,941 Series D Shares. Mr. Stilwell has advised the Board of Directors that the Stilwell Group intends to tender such 67,941 Series D Shares in the Offer.

In addition, as reported in the Stilwell Group’s Form 4 filed with the SEC on April 9, 2021, certain of the private partnerships comprising the Stilwell Group are counterparties to cash-settled total return swap agreements (“Total Return Swaps”) having notional exposure to the economic performance of 42,294 Series D Shares. The Stilwell Group has instructions in place, pursuant to a Rule 10b5-1 plan it has adopted, to sell the Total Return Swaps.

Immediately following the approval of the Offer by our Board of Directors on April 9, 2021, all directors not on the Pricing Committee, including Ms. Borrack and Messrs. Andrews, Campbell, Jones and Stilwell, recused themselves from all further discussions and deliberations relating to the Offer through the Expiration Date. Through the Expiration Date, all information relating to the Offer shall be communicated only to those directors who are members of the Pricing Committee.

The declared intention of Mr. Campbell, NS Advisors and the Stilwell Group to tender their Series D Shares does not constitute any recommendation as to whether you should tender or refrain from tendering your Series D Shares or as to the purchase price or purchase prices at which you may choose to tender your Series D Shares.

Assuming the completion of the Offer, the effect of the Offer on the relative beneficial ownership interests of Mr. Campbell, NS Advisors or the Stilwell Group, respectively, in our Series D Shares depends on the number of Series D Shares tendered by each person that are accepted for purchase by the Company. Our other employees, including officers who are not executive officers, are permitted to participate in the Offer on the same terms as other stockholders and may do so in their discretion, subject to applicable law and the Company’s internal compliance requirements. See Section 11.

If I decide not to tender, how will the Offer affect my Series D Shares?

Stockholders who decide not to tender will own a greater percentage interest in the outstanding Series D Shares following the consummation of the Offer. See Section 2.

Following the Offer, will you continue as a public company?

Yes. We expect that our Common Stock will continue to be authorized for quotation on Nasdaq and that we will continue to be subject to the periodic reporting requirements of the Exchange Act. In addition, we believe that the Series D Shares will continue to be authorized for quotation on Nasdaq. See Section 2.

When and how will you pay me for the Series D Shares I tender?

We will pay the Final Purchase Price to the seller, in cash, less applicable withholding taxes and without interest, for the Series D Shares we purchase promptly after the Expiration Date. We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, on the business day following the Expiration Date. We do not expect, however, to announce the final results of any proration or the Final Purchase Price and begin paying for tendered Series D Shares until at least three business days after the Expiration Date. We will pay for the Series D Shares accepted for purchase by depositing the aggregate purchase price with the Depositary, promptly after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Series D Shares accepted for payment. See Section 1 and Section 5.

What is the recent market price of my Series D Shares?

On April 16, 2021, the last full trading day before the commencement of the Offer, the last reported sale price of the Series D Shares on Nasdaq was $18.05 per Series D Share. You are urged to obtain current market quotations for the Series D Shares before deciding whether and at what purchase price or purchase prices to tender your Series D Shares. See Section 8.

Will I have to pay brokerage commissions if I tender my Series D Shares?

If you are a registered stockholder and you tender your Series D Shares directly to the Depositary, you will not incur any brokerage commissions. If you hold Series D Shares through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any transaction costs are applicable. See the Introduction and Section 3.

Will I have to pay stock transfer tax if I tender my Series D Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the Series D Shares to the registered holder, you will not incur any stock transfer tax. If you give special instructions to the Depositary in connection with your tender of Series D Shares, then stock transfer taxes may apply. See Section 5.

What are the United States federal income tax consequences if I tender my Series D Shares?

The receipt of cash for your tendered Series D Shares will generally be treated for United States federal income tax purposes either as (1) a sale or exchange generally eligible for capital gain or loss treatment or (2) a distribution in respect of stock from the Company taxable as ordinary income to the extent it is out of the Company’s earnings and profits (and not designated by us as a capital gain dividend or qualified dividend income). If you are a U.S. person (within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”)), you should complete the U.S. Internal Revenue Service (“IRS”) Form W-9 included as part of the Letter of Transmittal. Any tendering stockholder or other payee who is a U.S. person (or who fails to establish a status as other than that of a U.S. person) and who fails to timely complete, sign and return to the Depositary the IRS Form W-9 included in the Letter of Transmittal (or other such form as may be applicable) may be subject to U.S. backup withholding. If you are not a U.S. person, you should complete, sign and return to the Depositary the appropriate IRS Form(s) W-8, which may be obtained from the IRS website at www.irs.gov. Any tendering stockholders or other payees that are not U.S. persons and that fail to timely complete, sign and return the appropriate IRS Form(s) W-8 to the Depositary may be unable to claim any available reduction or exemption from U.S. federal withholding (including backup withholding, income tax withholding and Foreign Account Tax Compliance Act withholding). See Section 3. Tendering stockholders or other payees who are not U.S. persons are urged to consult their tax advisors regarding the applicability of U.S. federal withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure, upon the cash received in exchange for Series D Shares. We recommend that you review Section 13 and consult with your tax advisor with respect to your particular situation.

Who should I contact with questions about the Offer?

The Information Agent or the Dealer Manager can help answer your questions. The Information Agent is Equiniti (US) Services LLC and the Dealer Manager is Compass Point Research & Trading, LLC. Their contact information is set forth below.

275 Madison Avenue, 34th Floor
New York, NY 10016
Stockholders (toll-free): (833) 503-4130
Banks and Brokers: (516) 220-8356
Email: wheelerinfo@equiniti.com

Compass Point Research & Trading, LLC
1055 Thomas Jefferson Street NW, Suite 303
Washington, DC 20007
Call: (202) 534-1381

FORWARD-LOOKING STATEMENTS

This Offer to Purchase and other documents we file with the SEC contain forward-looking statements that are based on current expectations, estimates, forecasts and projections and our management’s belief and assumptions about us, our future operating results and future financial performance. In addition, we, or others on our behalf, may make forward-looking statements in press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. Words such as “expects,” “anticipates,” “believes,” “estimates,” “may,” “will,” “should,” “could,” “potential,” “continue,” “intends,” “plans” and similar words and terms used in the discussion of future operating results and future financial performance identify forward-looking statements. Any such forward-looking statements of future performance or results involve risks and uncertainties, and actual results or developments may differ materially from the forward-looking statements as a result of various factors. The accuracy of our expectations and predictions is also subject to the following risks and uncertainties:

●	our ability to complete the Offer;

●	the price and time at which we may make any additional Series D Share repurchases following completion of the Offer, and the number of Series D Shares acquired in such repurchases; and

●	changes in general economic, business and political conditions, including the possibility of pandemics (including the continued impact of the COVID-19 pandemic), intensified international hostilities, acts of terrorism, and changes in conditions of United States or international lending, capital and financing markets.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecasted by our forward-looking statements.

INTRODUCTION

To the Holders of our Series D Cumulative Convertible Preferred Stock:

We invite our stockholders to tender up to $12 million in value of Series D Shares for purchase by us at a price not greater than $18.00 nor less than $15.50 per Series D Share, to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal and the other materials filed as exhibits to the Issuer Tender Offer on Schedule TO (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).

Upon the terms and subject to the conditions of the Offer, we will determine a single price per Series D Share that we will pay for Series D Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Series D Shares tendered and the prices specified, or deemed specified, by tendering stockholders. We will select the lowest single purchase price, not greater than $18.00 nor less than $15.50 per Series D Share, that will allow us to purchase $12 million in value of Series D Shares, or a lower amount depending on the number of Series D Shares properly tendered and not properly withdrawn. We refer to the price we will select as the “Final Purchase Price.” We will acquire Series D Shares in the Offer at the Final Purchase Price, on the terms and subject to the conditions of the Offer, including proration provisions.

We will only purchase Series D Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. We may not purchase all of the Series D Shares tendered at or below the Final Purchase Price because of “odd lot” priority, proration (because Series D Shares having an aggregate value greater than the value we seek are properly tendered) and conditional tender provisions described in this Offer to Purchase. Upon the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, Series D Shares having an aggregate value of less than $12 million are properly tendered and not properly withdrawn, we will buy all Series D Shares properly tendered and not properly withdrawn. Series D Shares not purchased in the Offer, including Series D Shares tendered at prices in excess of the Final Purchase Price and Series D Shares not purchased because of “odd lot” priority, proration or conditional tender provisions, will be returned to the tendering stockholders promptly after the Expiration Date. See Section 1.

We expressly reserve the right, in our sole discretion, to change the per Series D Share purchase price range and to increase or decrease the value of Series D Shares sought in the Offer, subject to applicable law. We may increase the value of Series D Shares sought in the Offer to an amount greater than $12 million, subject to applicable law. See Section 1.

THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING OR ANY MINIMUM NUMBER OF SERIES D SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SERIES D SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SERIES D SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SERIES D SHARES AND, IF SO, HOW MANY SERIES D SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER.

We will pay all reasonable out-of-pocket fees and expenses incurred in connection with the Offer by the Information Agent, Dealer Manager and the Depositary. See Section 15.

As of April 16, 2021, we had 3,142,196 issued and outstanding Series D Shares. We also had, as of April 16, 2021, 562 Series A Shares issued and outstanding, 1,875,748 Series B Shares issued and outstanding, and, as of April 15, 2021, 9,706,738 shares of our Common Stock issued and outstanding – such Series A Shares, Series B Shares and shares of Common Stock are not the subject of the Offer. There are no Series D Shares issuable pursuant to outstanding equity compensation arrangements.

At the maximum Final Purchase Price of $18.00 per Series D Share, we could purchase 666,666 Series D Shares if the Offer is fully subscribed, which would represent approximately 21.2% of the issued and outstanding Series D Shares as of April 16, 2021. At the minimum Final Purchase Price of $15.50 per Series D Share, we could purchase 774,193 Series D Shares if the Offer is fully subscribed, which would represent approximately 24.6% of the issued and outstanding Series D Shares as of April 16, 2021. The Series D Shares are listed and traded on Nasdaq under the symbol “WHLRD.” On April 16, 2021, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Series D Shares was $18.05 per Series D Share. Stockholders are urged to obtain current market quotations for the Series D Shares before deciding whether and at what purchase price or purchase prices to tender their Series D Shares. See Section 8 and Section 11.

Also, any tendering stockholder or other payee who is a U.S. person (within the meaning of Section 7701(a)(30) of the Code and who fails to timely complete, sign and return the IRS Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) to the Depositary may be subject to U.S. federal backup withholding on the gross proceeds paid pursuant to the Offer. Any tendering stockholder or other payee that is not a U.S. person who fails to timely complete, sign and return the appropriate IRS Form(s) W-8, which may be obtained from the IRS website at www.irs.gov, to the Depositary may be unable to claim any available reduction or exemption from U.S. federal withholding (including backup withholding, income tax withholding and Foreign Account Tax Compliance Act withholding). See Section 3. Also, see Section 13, regarding certain material U.S. federal income tax consequences relating to the Offer.

Our principal executive offices are located at 2529 Virginia Beach Blvd., Virginia Beach, VA, 23452 and our phone number is (757) 627-9088.

THE OFFER

1. Number of Series D Shares; Odd Lots; Proration.

Upon the terms and subject to the conditions of the Offer, we will purchase up to $12 million in value of Series D Shares, or a lower amount depending on the number of Series D Shares properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date at a price not greater than $18.00 nor less than $15.50 per Series D Share, to the seller in cash, less any applicable withholding taxes and without interest (such purchase price, the “Final Purchase Price”). Upon the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, Series D Shares having an aggregate value of less than $12 million are properly tendered and not properly withdrawn, we will buy all Series D Shares properly tendered and not properly withdrawn.

The term “Expiration Date” means 12:00 Midnight, New York City time, at the end of Friday, May 14, 2021, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer.

In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender Series D Shares must either (1) specify that they are willing to sell their Series D Shares to us at the Final Purchase Price (which could result in the tendering stockholder receiving a purchase price per Series D Share as low as $15.50), or (2) specify the price or prices, not greater than $18.00 nor less than $15.50 per Series D Share, at which they are willing to sell their Series D Shares to us under the Offer. Prices may be specified in multiples of $0.10. Promptly following the Expiration Date, we will determine the Final Purchase Price that we will pay for Series D Shares properly tendered and not properly withdrawn, taking into account the number of Series D Shares tendered and the prices specified, or deemed specified, by tendering stockholders. We will select the lowest single purchase price, not greater than $18.00 nor less than $15.50 per Series D Share, that will allow us to purchase $12 million in value of Series D Shares, or a lower amount depending on the number of Series D Shares properly tendered and not properly withdrawn. We will pay the Final Purchase Price for all Series D Shares purchased in the Offer (less any applicable withholding taxes and without interest).

If you specify that you are willing to sell your Series D Shares to us at the Final Purchase Price (which could result in you receiving a purchase price per Series D Share as low as $15.50), your Series D Shares will be deemed to be tendered at the minimum price of $15.50 per Series D Share for purposes of determining the Final Purchase Price. You should understand that this election may effectively lower the Final Purchase Price and could result in your Series D Shares being purchased at the minimum price of $15.50 per Series D Share.

We will announce the Final Purchase Price by press release as promptly as practicable after such determination has been made. We do not expect, however, to announce the final results of any proration or the Final Purchase Price and begin paying for tendered Series D Shares until at least three business days after the Expiration Date. We will only purchase Series D Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. We may not purchase all of the Series D Shares tendered at or below the Final Purchase Price if, based on the Final Purchase Price, Series D Shares representing more than $12 million (or such greater number of Series D Shares as we may choose to purchase without extending the Offer) are properly tendered and not properly withdrawn, because of “odd lot” priority, proration and conditional tender provisions of the Offer. We will return all Series D Shares tendered and not purchased pursuant to the Offer, including Series D Shares tendered at prices in excess of the Final Purchase Price and Series D Shares not purchased because of proration or “odd lot” or conditional tenders, to the tendering stockholders at our expense, promptly following the Expiration Date.

By following the Instructions to the Letter of Transmittal, stockholders can specify different minimum prices for specified portions of their Series D Shares, but a separate Letter of Transmittal must be submitted for Series D Shares tendered at each price. Stockholders can also specify the order in which the specified portions will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered Series D Shares are purchased pursuant to the Offer. In the event a stockholder does not designate such order and fewer than all Series D Shares are purchased due to proration, the Depositary will select the order of Series D Shares purchased.

We expressly reserve the right, in our sole discretion, to change the per Series D Share purchase price range and to increase or decrease the value of Series D Shares sought in the Offer, subject to applicable law. We may increase the value of Series D Shares sought in the Offer to an amount greater than $12 million, subject to applicable law. In accordance with the rules of the SEC, we may increase the number of Series D Shares accepted for payment in the Offer by no more than 2% of the outstanding Series D Shares without extending the Offer. However, if we purchase an additional number of Series D Shares in excess of 2% of the outstanding Series D Shares, we will amend and extend the Offer to the extent required by applicable law. See Section 14.

In the event of an over-subscription of the Offer as described below, Series D Shares tendered at or below the Final Purchase Price prior to the Expiration Date will be subject to proration, except for odd lots. Except as described herein, the proration period and withdrawal rights also expire on the Expiration Date.

The Offer is not conditioned on the receipt of financing or any minimum number of Series D Shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7.

Priority of Purchases. On the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, Series D Shares having an aggregate value in excess of $12 million (or such greater amount as we may elect to pay, subject to applicable law), have been properly tendered at prices at or below the Final Purchase Price and not properly withdrawn before the Expiration Date, we will purchase properly tendered Series D Shares on the basis set forth below:

●	first, we will purchase all odd lots of less than 100 Series D Shares at the Final Purchase Price from stockholders who validly tender all of their Series D Shares at or below the Final Purchase Price and who do not validly withdraw them before the Expiration Date (tenders of less than all of the Series D Shares owned, beneficially or of record, by such Odd Lot Holder (as defined below) will not qualify for this preference);

●	second, after purchasing all the odd lots that were validly tendered at or below the Final Purchase Price, subject to the conditional tender provisions described in Section 6 (whereby a holder may specify a minimum number of such holder’s Series D Shares that must be purchased if any such Series D Shares are purchased), we will purchase all Series D Shares properly tendered at or below the Final Purchase Price on a pro rata basis with appropriate adjustment to avoid purchases of fractional Series D Shares; and

●	third, only if necessary to permit us to purchase $12 million in value of Series D Shares (or such greater amount as we may elect to pay, subject to applicable law), we will purchase Series D Shares conditionally tendered (as described in Section 6) (for which the condition was not initially satisfied) at or below the Final Purchase Price, by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Series D Shares are conditionally tendered must have tendered all of their Series D Shares.

As a result of the foregoing priorities applicable to the purchase of Series D Shares tendered, it is possible that fewer than all Series D Shares tendered by a stockholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of Series D Shares, none of those Series D Shares will be purchased even though those Series D Shares were tendered at prices at or below the Final Purchase Price.

As we noted above, we may elect to purchase more than $12 million in value of Series D Shares in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater value.

Odd Lots. The term “odd lots” means all the Series D Shares tendered by any person who owned beneficially or of record an aggregate of fewer than 100 Series D Shares (an “Odd Lot Holder”) and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. Odd lots will be accepted for payment before any proration of the purchase of other tendered Series D Shares. This priority is not available to partial tenders or to beneficial or record holders of 100 or more Series D Shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 Series D Shares. To qualify for this priority, an Odd Lot Holder must tender all Series D Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. By tendering in the Offer, an Odd Lot Holder who holds Series D Shares in its name and tenders its Series D Shares directly to the Depositary would also avoid any applicable Odd Lot discounts in a sale of the holder’s Series D Shares. Any Odd Lot Holder wishing to tender all of its Series D Shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of tendered Series D Shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each stockholder tendering Series D Shares (excluding Odd Lot Holders) will be based on the ratio of the number of Series D Shares properly tendered and not properly withdrawn by such stockholder to the total number of Series D Shares properly tendered and not properly withdrawn by all stockholders (excluding Odd Lot Holders) at or below the Final Purchase Price, subject to the provisions governing conditional tenders described in Section 6 and adjustment to avoid the purchase of fractional Series D Shares. Because of the difficulty in determining the number of Series D Shares properly tendered and not withdrawn, the conditional tender procedure described in Section 6 and the guaranteed delivery procedure described in Section 3, we expect that we will not be able to announce the final proration factor or commence payment for any Series D Shares purchased pursuant to the Offer until at least three business days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 13, the number of Series D Shares that we will purchase from a stockholder pursuant to the Offer may affect the United States federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder’s decision whether to tender Series D Shares. The Letter of Transmittal affords each stockholder who tenders Series D Shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which Series D Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Series D Shares being purchased.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Series D Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Series D Shares.

2. Purpose of the Offer; Certain Effects of the Offer.

Purpose of the Offer. Beginning on September 21, 2023 (the “Redemption Date”), holders of the Series D Shares will have the right to cause us to redeem their Series D Shares at a price of $25.00 per share plus the amount of all accrued but unpaid dividends. This redemption price is payable by us, at our election, in cash or Common Stock, or a combination of cash and Common Stock.

Since January 2019, our Series D Shares (of which there are currently approximately 3.1 million shares outstanding) have been accruing unpaid dividends at a rate of 10.75% per annum of the $25.00 liquidation preference per Series D Share, or at $2.6875 per share per annum. As of April 16, 2021, the outstanding Series D Shares had an aggregate liquidation preference of approximately $78.6 million, with aggregate accrued and unpaid dividends in the amount of approximately $20.7 million.

Furthermore, based upon the closing price of our Common Stock on April 16, 2021 (the last trading day prior to the commencement of this Offer) of $4.03 per share, it is unlikely that holders of the Series D Shares would convert their shares into Common Stock at the current conversion price of $16.96 per share of Common Stock.

As such, there is a significant risk that the Company will not have sufficient cash to pay the aggregate redemption price, and would not be able to meet its redemption obligation without liquidating assets and/or substantial dilution of our Common Stock, which in turn would significantly reduce the value of any Common Stock paid to settle the redemption amount.

At the time of this offer, we can provide no certainty as to when or if dividends will be reinstated. If we do not resume payment of dividends on our Series D Shares, additional unpaid dividends of approximately $19.0 million will have accrued by the Redemption Date (based on the number of Series D Shares outstanding as of April 16, 2021). If the outstanding Series D Shares were to be redeemed as of April 16, 2021, the last full trading day before this Offer, at which time the closing price of our Common Stock was $4.03 per share, payment of the $99.3 million aggregate liquidation preference and accrued and unpaid dividends could result in the issuance of up to approximately 24.6 million shares of Common Stock, compared to the approximately 9.7 million shares of Common Stock outstanding as of April 16, 2021. Assuming dividends continue to accrue and are unpaid up to the Redemption Date, the redemption and retirement of 666,666 Series D Shares at the maximum Final Sale Price of $18.00 through this Offer would eliminate aggregate liquidation preference and current unpaid and accrued dividends of approximately $25.1 million, and the redemption and retirement of 774,193 Series D Shares at the minimum Final Sale Price of $15.50, would eliminate aggregate liquidation preference and current unpaid and accrued dividends of approximately $29.1 million.

Our Board has therefore determined to provide the holders of our Series D Shares, through this “modified Dutch auction” tender offer, with the opportunity to tender all or a portion of their Series D Shares in return for cash up to $12 million in value, and thereby receive a return of capital on some or all of their investment in the Company if they so elect.

We believe that the “modified Dutch auction” tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our stockholders with the opportunity to tender all or a portion of their Series D Shares and thereby receive a return of capital of some or all of their investment in the Company if they so elect. The Offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their Series D Shares without the potential disruption to the Series D Share price.

The Offer also provides our stockholders with an efficient way to sell their Series D Shares without incurring brokerage fees or commissions associated with open market sales. Where Series D Shares are tendered by the registered owner of those Series D Shares directly to the Depositary, the sale of those Series D Shares in the Offer will permit the tendering stockholder to avoid the usual transaction costs associated with open market transactions. Stockholders holding Series D Shares in a brokerage account or otherwise through brokers may be subject to transaction costs. Furthermore, Odd Lot Holders (as defined below) who hold Series D Shares registered in their names and tender their Series D Shares directly to the Depositary and whose Series D Shares are purchased in the Offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their Series D Shares in transactions on the Nasdaq. See Section 1.

If we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the outstanding Series D Shares. These stockholders will also bear the attendant risks and rewards associated with owning the Series D Shares, including, but not limited to, the following:

●	the conversion rate could continue to be higher than the price of a share of Common Stock and, as such, the conversion of the Series D Shares is not currently, and may not in the future be, economical; and

●	if such stockholders elect to have their Series D Shares redeemed in the future, we may not have sufficient available cash to pay the redemption price, such that part or all of the redemption price would be paid in newly issued Common Stock that, due to the resulting dilution, may have substantially lower value than their initial investment.

Following the completion or termination of the Offer, we intend to, from time to time, continue to repurchase Series D Shares. The amount of Series D Shares we buy and timing of any such repurchases depends on a number of factors, including the availability of cash and/or financing on acceptable terms, the amount and timing of dividend payments, if any, and blackout periods in which we are restricted from repurchasing Series D Shares as well as any decision to use cash for other strategic objectives. We may raise funds for future repurchases through rights offerings, issuances of debt instruments and asset sales. Based on these and other factors, we may seek to accomplish our additional repurchase goals through future tender offers, private block purchases and/or market transactions. There is no guarantee, however, that we will be able to do so at prices more favorable than the price range of this Offer, or at all. Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Series D Shares, other than in the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5.

None of the Company, the members of our Board of Directors, the Dealer Manager, the Depositary or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your Series D Shares or as to the purchase price or purchase prices at which you may choose to tender your Series D Shares. You must make your own decision as to whether to tender your Series D Shares and, if so, how many Series D Shares to tender and the purchase price or purchase prices at which you will tender them. We recommend that you read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer, before taking any action with respect to the Offer. You should discuss whether to tender your Series D Shares with your broker or other financial or tax advisors.

Certain Effects of the Offer. If we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in our Series D Shares. These stockholders will also continue to bear the risks associated with owning the Series D Shares. Stockholders may be able to sell non-tendered Series D Shares in the future on Nasdaq or otherwise, at a net price significantly higher or lower than the Final Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her Series D Shares in the future.

We anticipate that there will be a sufficient number of Series D Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Series D Shares. Based upon published guidelines of Nasdaq, we do not believe that our purchase of Series D Shares under the Offer will cause our remaining outstanding Series D Shares to be delisted from Nasdaq. We also believe that our purchase of Series D Shares under the Offer will not result in the Series D Shares becoming eligible for deregistration under the Exchange Act.

If participation in the Offer is high, the trading market for the remaining outstanding Series D Shares as compared to periods prior to the Offer may be less liquid and market prices may fluctuate significantly if the volume of Series D Shares trading declines. If the total number of outstanding Series D Shares is reduced as a result of the Offer, the Series D Shares may command a lower price or trade with greater volatility or infrequency than would a comparable security with a greater public float. Such a decrease in liquidity may make it more difficult for holders of Series D Shares that do not tender their shares in the Offer to sell their Series D Shares.

Our Series D Shares are not included in the calculation of net earnings per share, and are not included in the calculation of diluted earnings per share, as their inclusion would be antidilutive.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SERIES D SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SERIES D SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SERIES D SHARES AND, IF SO, HOW MANY SERIES D SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER.

We intend that the Series D Shares that we acquire pursuant to the Offer will be retired and will no longer be available for resale or other distribution by the Company.

Except as disclosed or incorporated by reference in this Offer to Purchase, we have no current plans, proposals or negotiations that relate to or would result in:

●	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

●	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

●	any change in our present dividend rate or policy, our indebtedness or capitalization;

●	any change in our present Board of Directors or management or any plans or proposals to change the number or the terms of directors (although we may fill vacancies arising on the Board of Directors) or to change any material term of the employment contract of any executive officer;

●	any material change in our corporate structure or business;

●	any class of our equity securities becoming delisted from Nasdaq or ceasing to be authorized to be quoted on Nasdaq;

●	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

●	the termination or suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

●	the acquisition or disposition by any person of our securities, other than as disclosed herein with respect to the Offer; or

●	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

Nothing in the Offer will preclude us from considering any of the foregoing events or pursuing, developing or engaging in future plans, proposals or negotiations that relate to or would result in one or more of the foregoing events, subject to applicable law, and we reserve the right to do so. Although we may not have any current plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, we consider from time to time, and may undertake or plan actions that relate to or could result in, one or more of these events. Stockholders tendering Series D Shares in the Offer may run the risk of foregoing the benefit of any appreciation in the market price of the Series D Shares resulting from such potential future events.

3. Procedures for Tendering Series D Shares.

Proper Tender of Series D Shares. For Series D Shares to be properly tendered pursuant to the Offer, the certificates for such Series D Shares (or confirmation of receipt of such Series D Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), including any required signature guarantees, or an “Agent’s Message” (as defined below), and any other documents required by the Letter of Transmittal, must be received before 12:00 Midnight, New York City time, at the end of Friday, May 14, 2021 by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

In the alternative, the tendering stockholder must, before the Expiration Date, comply with the guaranteed delivery procedure described below.

In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender Series D Shares under the Offer must complete the section captioned “Price (In Dollars) Per Series D Share At Which Series D Shares Are Being Tendered” by either (1) checking the box in the section entitled “Series D Shares Tendered At Price Determined Under The Offer” or (2) checking one of the boxes in the section entitled “Series D Shares Tendered At Price Determined By Stockholder,” indicating the price at which Series D Shares are being tendered.

Stockholders who desire to tender Series D Shares at more than one price must complete a separate Letter of Transmittal for each price at which Series D Shares are tendered, provided that the same Series D Shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender Series D Shares properly, one and only one box must be checked in the section captioned “Price (In Dollars) Per Series D Share At Which Series D Shares Are Being Tendered” in the Letter of Transmittal.

If tendering stockholders wish to maximize the chance that we will purchase their Series D Shares, they should check the box in the section entitled “Series D Shares Tendered At Price Determined Under The Offer” in the Letter of Transmittal under the section captioned “Price (In Dollars) Per Series D Share At Which Series D Shares Are Being Tendered.” If you agree to accept the purchase price determined in the Offer, your Series D Shares will be deemed to be tendered at the minimum price of $15.50 per Series D Share. Note that this election may have the effect of lowering the Final Purchase Price and could result in the tendered Series D Shares being purchased at the minimum price of $15.50 per Series D Share. If tendering stockholders wish to indicate a specific price (in multiples of $0.10) at which their Series D Shares are being tendered, they must check the appropriate box in the section entitled “Series D Shares Tendered At Price Determined By Stockholder” in the section captioned “Price (In Dollars) Per Series D Share At Which Series D Shares Are Being Tendered” in the Letter of Transmittal. Tendering stockholders should be aware that this election could mean that none of their Series D Shares will be purchased if they check a box other than the box representing the price at or below the Final Purchase Price.

Stockholders holding their Series D Shares through a broker, dealer, commercial bank, trust company or other nominee must contact the nominee in order to tender their Series D Shares. Stockholders who hold Series D Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender Series D Shares through the nominees and not directly to the Depositary.

Stockholders may tender Series D Shares subject to the condition that all, or a specified minimum number of Series D Shares, be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal. It is the tendering stockholder’s responsibility to determine the minimum number of Series D Shares to be purchased. Stockholders should consult their own financial and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 6 and Section 13.

Odd Lot Holders who tender all of their Series D Shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the priority treatment available to Odd Lot Holders as set forth in Section 1.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

●	the Letter of Transmittal is signed by the registered holder of the Series D Shares (which term, for purposes of this Section 3, will include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the Series D Shares) tendered and such holder has not completed either the section entitled “Special Payment Instructions” in the Letter of Transmittal; or

●	Series D Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion

Program or an “eligible guarantor institution,” as the term is defined in Exchange Act Rule 17Ad–15, each of the foregoing constituting an “Eligible Institution.” See Instruction 1 of the Letter of Transmittal.

If a certificate for Series D Shares is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made, or new certificates for Series D Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

Payment for Series D Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

●	one of (a) certificates for the Series D Shares or (b) a timely confirmation of the book-entry transfer of the Series D Shares into the Depositary’s account at the Book-Entry Transfer Facility as described below;

●	one of (a) a properly completed and duly executed Letter of Transmittal or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees or (b) an Agent’s Message (as defined below) in the case of a book-entry transfer; and

●	any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including certificates for Series D Shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. Series D Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for Series D Shares, must be made to the Depositary and not to us, the Dealer Manager, the Information Agent or the Book-Entry Transfer Facility. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGER, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

Book-Entry Delivery. The Depositary will establish an account with respect to the Series D Shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of the Series D Shares by means of a book-entry transfer by causing the Book-Entry Transfer Facility to transfer Series D Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for transfer. Although delivery of Series D Shares may be effected through a book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Series D Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

Guaranteed Delivery. If you wish to tender Series D Shares in the Offer and your certificates for Series D Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected if all the following conditions are met:

●	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Date; and

●	the Depositary receives at the address listed on the back cover of this Offer to Purchase and by 5:00 p.m., New York City time, within the period of two Nasdaq trading days following the Expiration Date, either: (i) the certificates representing the Series D Shares being tendered, in the proper form for transfer, together with all other required documents and a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required; or (ii) confirmation of book-entry transfer of the Series D Shares into the Depositary’s account at the Book-Entry Transfer Facility, together with all other required documents and either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or an Agent’s Message.

A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier, email, or mail before the Expiration Date.

Return of Unpurchased Series D Shares. If any tendered Series D Shares are not purchased under the Offer or are properly withdrawn before the Expiration Date, or if less than all Series D Shares evidenced by a stockholder’s certificate(s) are tendered, a direct registration statement will be issued for unpurchased Series D Shares promptly after the expiration or termination of the Offer or, in the case of Series D Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Series D Shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

Determination of Validity; Rejection of Series D Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Series D Shares to be accepted, the Final Purchase Price to be paid for Series D Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Series D Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders of any Series D Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer on or prior to the Expiration Date, or any defect or irregularity in any tender with respect to any particular Series D Shares or any particular stockholder (whether or not we waive similar defects or irregularities in the case of other stockholders), and our interpretation of the terms of the Offer will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction. In the event a condition is waived with respect to any particular stockholder, the same condition will be waived with respect to all stockholders. No tender of Series D Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Series D Shares. None of the Company, nor the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Exchange Act Rule 14e-4 for a person, directly or indirectly, to tender Series D Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Series D Shares are accepted by lot (including any extensions of such period), the person so tendering (1) has a “net long position” equal to or greater than the amount of Series D Shares tendered in (a) Series D Shares or (b) other securities convertible into or exchangeable or exercisable for Series D Shares and, upon acceptance of the tender, will acquire the Series D Shares by conversion, exchange or exercise and (2) will deliver or cause to be delivered the Series D Shares in accordance with the terms of the Offer. Rule 14e-4 also provides a similar restriction applicable to a tender on behalf of another person.

A tender of Series D Shares in accordance with any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (1) the stockholder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Series D Shares or equivalent securities at least equal to the Series D Shares being tendered, and (2) the tender of Series D Shares complies with Rule 14e-4. Our acceptance for payment of Series D Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us on the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of Maryland.

A tender of Series D Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the Series D Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Series D Shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Series D Shares tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.

Lost or Destroyed Certificates. Stockholders whose certificates for part or all of their Series D Shares have been lost, destroyed or stolen may contact Computershare Inc., the Depositary, and transfer agent for the Series D Shares, at the toll-free number (877) 373-6374 or at the address set forth on the back cover of this Offer to Purchase for instructions to obtain a replacement certificate. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Series D Shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation. Certificates for Series D Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Manager or the Information Agent. Any certificates delivered to us, the Dealer Manager or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

U.S. Federal Backup Withholding. Under the U.S. federal income tax laws, payments in connection with the transaction may be subject to “backup withholding” at a rate of 24%, unless a stockholder that tenders Series D Shares:

●	provides a correct taxpayer identification number (which, for a U.S. holder (as defined in Section 13) who is an individual stockholder, is the stockholder’s social security number) and certifies, under penalties of perjury, that he, she or it is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules; or

●	is a corporation or comes within other exempt categories and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules.

Any amount withheld under these rules will be creditable against the stockholder’s U.S. federal income tax liability (if any) or refundable to the extent that it exceeds such liability, if the stockholder provides the required information to the IRS. A stockholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the IRS. To prevent backup withholding on cash payable in the Offer, each United States person (within the meaning of Section 7701(a)(30) of the Code) should provide the applicable withholding agent with his, her or its correct taxpayer identification number and certify that he, she or it is not subject to backup withholding by completing the IRS Form W-9 included in the Letter of Transmittal. Stockholders that are not U.S. persons should complete and sign the appropriate IRS Form(s) W-8, which may be obtained from the IRS website at www.irs.gov, in order to claim any available reduction or exemption from U.S. federal withholding (including backup withholding, income tax withholding and Foreign Account Tax Compliance Act withholding). See instructions to the Letter of Transmittal.

Stockholders should consult their own tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

4. Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Series D Shares pursuant to the Offer are irrevocable. Series D Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. If after 12:00 Midnight, New York City time, at the end of Tuesday, June 15, 2021 we have not accepted for payment the Series D Shares you have tendered to us, you may also withdraw your Series D Shares at any time thereafter.

For a withdrawal to be effective, a notice of withdrawal must be in written form and must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering stockholder; the number of Series D Shares to be withdrawn; and the name of the registered holder of the Series D Shares. If certificates for Series D Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for Series D Shares to be withdrawn. If Series D Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Series D Shares and must otherwise comply with the Book-Entry Transfer Facility’s procedures. If a stockholder has used more than one Letter of Transmittal or has otherwise tendered Series D Shares in more than one group of Series D Shares, the stockholder may withdraw Series D Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction. Neither we nor the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any Series D Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Series D Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

If we extend the Offer, are delayed in our purchase of Series D Shares or are unable to purchase Series D Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Series D Shares on our behalf, and the Series D Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Series D Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Series D Shares tendered promptly after termination or withdrawal of the Offer.

5. Purchase of Series D Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will:

●	determine the Final Purchase Price, taking into account the number of Series D Shares so tendered and the prices specified, or deemed specified, by tendering stockholders; and

●	accept for payment and pay for (and thereby purchase) Series D Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. We intend to purchase Series D Shares having an aggregate value of $12 million and may increase the number of Series D Shares accepted for payment in the Offer by no more than 2% of the outstanding Series D Shares without extending the Offer.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, Series D Shares that are properly tendered at or below the Final Purchase Price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Series D Shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will accept for payment and pay a single per Series D Share purchase price for all of the Series D Shares accepted for payment in accordance with the Offer. In all cases, payment for Series D Shares tendered and accepted for payment in accordance with the Offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

●	certificates for Series D Shares or a timely confirmation of a book-entry transfer of Series D Shares into the Depositary’s account at the Book-Entry Transfer Facility;

●	a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) or an Agent’s Message in the case of book-entry transfer; and

●	any other documents required by the Letter of Transmittal.

We will pay for Series D Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Series D Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. In the event of proration, the Depositary will determine the proration factor and pay for those tendered Series D Shares accepted for payment promptly after the Expiration Date. Certificates for all Series D Shares tendered and not purchased, including all Series D Shares tendered at prices in excess of the Final Purchase Price and Series D Shares not purchased due to proration or conditional tenders, will be returned, or, in the case of Series D Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the Series D Shares, to the tendering stockholder promptly after the expiration or termination of the Offer at our expense.

Under no circumstances will interest be paid on the Final Purchase Price for the Series D Shares, regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Series D Shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Series D Shares purchased pursuant to the Offer; provided, however, that if payment of the Final Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Series D Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to that person will be the responsibility of the stockholder and evidence satisfactory to us that the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, may need to be submitted. See Instruction 7 of the Letter of Transmittal.

6. Conditional Tender of Series D Shares.

In the event of an over-subscription of the Offer, Series D Shares tendered at or below the Final Purchase Price prior to the Expiration Date will be subject to proration (subject to the exception for Odd Lot Holders). See Section 1. As discussed in Section 13, the number of Series D Shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender Series D Shares subject to the condition that a specified minimum number of the stockholder’s Series D Shares tendered pursuant to a Letter of Transmittal must be purchased if any Series D Shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. We urge each stockholder to consult with his or her own financial or tax advisor with respect to the advisability of making a conditional tender.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Series D Shares that must be purchased from that stockholder if any are to be purchased. After the Expiration Date, if, based on the Final Purchase Price determined in the Offer, Series D Shares representing more than $12 million (or such greater number of Series D Shares as we may choose to purchase without extending the Offer) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Series D Shares, we will calculate a preliminary proration percentage based upon all Series D Shares properly tendered, conditionally or unconditionally, and not properly withdrawn (including Series D Shares of Odd Lot Holders). If the effect of this preliminary proration would be to reduce the number of Series D Shares to be purchased from any stockholder below the minimum number specified, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All Series D Shares tendered by a stockholder subject to a conditional tender pursuant to the Letter of Transmittal and regarded as withdrawn as a result of proration will be returned promptly after the Expiration Date.

After giving effect to these withdrawals, we will accept the remaining Series D Shares properly tendered, conditionally or unconditionally, at or below the Final Purchase Price on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of Series D Shares to be purchased to fall below an aggregate value of $12 million (or such greater amount as we may elect to pay, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase $12 million in value of Series D Shares (or such greater amount as we may elect to pay, subject to applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of Series D Shares to be purchased.

7. Conditions of the Offer.

The Offer is not conditioned on the receipt of financing or any minimum number of Series D Shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Series D Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for Series D Shares tendered, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Series D Shares tendered promptly after termination or withdrawal of the Offer, if at any time on or after the commencement of the Offer and prior to the Expiration Date any of the following events have occurred (or are determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any action or omission to act by us), makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the Series D Shares in the Offer:

●	there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, seeks to or could directly or indirectly:

●	make illegal, or delay or otherwise directly or indirectly restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the Series D Shares pursuant to the Offer or otherwise relates in any manner to the Offer;

●	make the acceptance for payment of, or payment for, some or all of the Series D Shares illegal or otherwise restrict or prohibit consummation of the Offer;

●	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Series D Shares to be purchased pursuant to the Offer; or

●	materially and adversely affect our or our subsidiaries’ or our affiliates’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Series D Shares pursuant to the Offer;

●	there has occurred any of the following:

●	any general suspension of trading in securities on any United States national securities exchange or in the over-the-counter markets in the United States;

●	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

●	the commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism or any pandemic or outbreak of contagious disease, directly or indirectly involving the United States on or after April 16, 2021, or any material escalation or worsening threat which had commenced prior to April 16, 2021 (including with respect to the COVID-19 pandemic, to the extent that there is any material adverse development related thereto on or after April 16, 2021, such as any significant slowdown in economic growth, or any significant new precautionary or emergency measures, recommendations or orders taken or issued by any governmental authority or person in response to the COVID-19 pandemic which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer);

●	any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the Series D Shares;

●	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; and

●	we learn that:

●	any change or changes have occurred or are threatened in our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the Offer to us.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition (other than any action or omission to act by us), and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion on or prior to the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. If we waive any of the conditions described above, we will disclose any material changes resulting therefrom and will, if required by applicable law, amend the Offer to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction. See Section 14.

8. Price Range of Series D Shares; Dividends.

The Series D Shares are listed and traded on Nasdaq under the trading symbol “WHLRD.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Series D Shares on Nasdaq:

	High	Low
Fiscal Year Ended December 31, 2019:
First Quarter	$14.60	$9.45
Second Quarter	$15.55	$13.55
Third Quarter	$18.83	$12.54
Fourth Quarter	$16.53	$13.25
Fiscal Year Ended December 31, 2020:
First Quarter	$15.58	$4.50
Second Quarter	$12.21	$6.75
Third Quarter	$15.75	$11.46
Fourth Quarter	$18.00	$14.32
Fiscal Year Ended December 31, 2021:
First Quarter	$18.66	$16.94
Second Quarter (through April 16, 2021)	$18.50	$17.80

On April 16, 2021, the last full trading day before the commencement of the Offer, the last closing sale price of the Series D Shares on Nasdaq was $18.05 per Series D Share. Stockholders are urged to obtain current market quotations for the Series D Shares.

We did not pay any dividend on our Series D Shares, other Preferred Stock or our Common Stock during the 2020 and 2019 fiscal years and, at this time, can provide no certainty as to when or if dividends will be reinstated.

9. Source and Amount of Funds.

Assuming the Offer is fully subscribed, the aggregate purchase price for the Series D Shares will be approximately $12 million. We expect to fund the purchase of Series D Shares in the Offer, including related fees and expenses, with available cash, which includes the net proceeds of the Financing Agreement.

The Financing Agreement provides a term loan in the aggregate principal amount of $35 million (the “Loan”). The proceeds of the Loan were used to pay off the Company’s existing indebtedness, fund the purchase of Series D Shares in the Company Offer to Purchase dated December 23, 2021 and will be used to fund the purchase of Series D Shares in the Offer and to pay fees and expenses in connection therewith.

The Financing Agreement contains customary representations and warranties. The Financing Agreement also contains covenants that restrict, among other things, the ability of the Company and its subsidiaries to create liens, incur indebtedness, make certain investments, merge or consolidate, dispose of assets, pay certain dividends and make certain other restricted payments or certain equity issuances, change the nature of their businesses, enter into certain transactions with affiliates and change their governing documents.

The Financing Agreement also contains customary events of default, including for nonpayment of principal and other amounts when due; breach of covenants; inaccuracy of representations and warranties; nonpayment of any indebtedness of any loan party or any of its subsidiaries above certain aggregate thresholds; certain bankruptcy or insolvency events; material judgments against any loan party; certain ERISA matters; actual or asserted invalidity of any loan document; a change of control; the occurrence of an event resulting in a Material Adverse Effect (as defined in the Financing Agreement).

The foregoing summary of the Financing Agreement is qualified in its entirety by reference to the full text of such agreement, which is filed as an exhibit to the Issuer Tender Offer Statement on Schedule TO and is incorporated herein by reference.

The Offer is not subject to a financing condition.

10. Certain Information Concerning Us.

Wheeler Real Estate Investment Trust, Inc. is a Maryland corporation formed on June 23, 2011. The Company serves as the general partner of Wheeler REIT, L.P. (the “Operating Partnership”) which was formed as a Virginia limited partnership on April 5, 2012. Substantially, all of our assets are held by, and all of our operations are conducted through, our Operating Partnership. The Company is a fully-integrated, self-managed commercial real estate investment company that owns, leases and operates income-producing retail properties with a primary focus on grocery-anchored centers. As of December 31, 2020, we, through the Operating Partnership, owned and operated sixty retail shopping centers and six undeveloped properties in Virginia, North Carolina, South Carolina, Georgia, Florida, Alabama, Oklahoma, Tennessee, Kentucky, New Jersey, Pennsylvania and West Virginia.

Our corporate office is located at 2529 Virginia Beach Boulevard, Virginia Beach, Virginia 23452. Our telephone number is (757) 627-9088. Our website is https://www.whlr.us and the investor relations section of our website is https://www.ir.whlr.us. Information contained on our website is not a part of the Offer.

Availability of Reports and Other Information. We are subject to the informational filing requirements of the Exchange Act which obligates us to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, equity-based awards granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC the Schedule TO, which includes additional information relating to the Offer.

These reports, statements and other information, including the Schedule TO and documents incorporated by reference, are available to the public on the SEC’s site at https://www.sec.gov. This website address is not intended to function as a hyperlink, and the information contained on the SEC’s website is not incorporated by reference in this Offer to Purchase and it should not be considered to be a part of this Offer to Purchase.

Information concerning stock-based executive compensation and related party transactions during the fiscal year ended December 31, 2020 can be found in Notes 7 and 10 to the financial statements of the Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and in the Company’s proxy statement.

Incorporation by Reference. The exhibits to the Schedule TO include the following reports that we have filed pursuant to the Exchange Act, which are incorporated by reference herein as other disclosure documents:

SEC Filings	Date Filed

Annual Report on Form 10-K for the fiscal year ended December 31, 2020	March 18, 2021
Current Reports on Form 8-K	March 12, 2021, March 18, 2021 and April 2, 2021.

Unless stated otherwise, no information that has been “furnished” on a Current Report filed on Form 8-K is incorporated by reference herein. Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s website on the Internet at www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, at our principal executive office located at 2529 Virginia Beach Boulevard, Virginia Beach, VA, 23452. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will promptly mail them to you by first class mail, or another equally prompt means. You may also find additional information by visiting our website at https://www.whlr.us. Information on our website does not form part of the Offer and is not incorporated by reference in this Offer to Purchase.

11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Series D Shares.

Beneficial Ownership. As of April 16, 2021, we had 3,142,196 issued and outstanding Series D Shares. We also had, as of April 16, 2021, 562 Series A Shares issued and outstanding, 1,875,748 Series B Shares issued and outstanding, and, as of April 15, 2021, 9,706,738 shares of our Common Stock issued and outstanding – such Series A Shares, Series B Shares and shares of Common Stock are not the subject of the Offer. There are no Series D Shares issuable pursuant to outstanding equity compensation arrangements.

The following table sets forth certain information as of April 16, 2021 with respect to the beneficial ownership of the Company’s Series D Shares by each executive officer and director of the Company, based solely on the Company’s review of SEC filings. Except as otherwise stated, no subsidiary of the Company or, to the best of the Company’s knowledge, any executive officer, director or associate of the Company beneficially owns any Series D Shares or effected any transaction involving the Series D Shares in the 60 days prior to April 16, 2021.

	Number of Series D Shares Beneficially Owned	Percentage of Series D Shares(1)

Daniel Khoshaba	—	—
M. Andrew Franklin	—	—
Crystal Plum	—	—
Stefani Carter	—	—
Clayton Andrews	—	—
E.J. Borrack	—	—
Kerry G. Campbell	3,121	*
Andrew R. Jones(2)	20,400	*
Paula J. Poskon	—	—
Joseph D. Stilwell(3)	67,941	2.16%
All directors, director nominees and executive officers as a group (10 persons)	91,462	2.17%

*	Less than 1.0%

(1)	Based on 3,142,196 Series D Shares outstanding as of April 16, 2021. Unless otherwise indicated, the address of each named person is c/o Wheeler Real Estate Investment Trust, Inc., Riversedge North, 2529 Virginia Beach Blvd., Suite 200, Virginia Beach, Virginia 23452.

(2)	The 20,400 shares of Series D Preferred Stock deemed to be beneficially owned by Mr. Jones are held by various investment partnerships, funds and managed accounts, of which NS Advisors serves as the investment manager. Mr. Jones is the managing member of NS Advisors and has sole voting and investment authority over the shares.

(3)	Mr. Stilwell is, through the Stilwell Group, the beneficial owner of 67,941 Series D Shares, and has shared voting and investment power over such shares. In addition certain of the private partnerships comprising the Stilwell Group are counterparties to cash-settled total return swap agreements having notional exposure to the economic performance of 42,294 Series D Shares. These swaps do not provide the power to vote, dispose of, or direct the voting or disposition of such Series D Shares. Accordingly, Mr. Stilwell is not deemed to beneficially own such Series D Shares, and has no power to determine any decision with respect to tendering such Series D Shares in this Offer.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders.

Mr. Campbell has advised the Board of Directors that he intends to tender such 3,121 Series D Shares in the Offer. Mr. Jones has advised the Board of Directors that NS Advisors intends to tender such 20,400 Series D Shares in the Offer. Mr. Stilwell has advised the Board of Directors that the Stilwell Group intends to tender such 67,941 Series D Shares in the Offer. The Stilwell Group has instructions in place, pursuant to a Rule 10b5-1 plan it has adopted, to sell the Total Return Swaps.

Immediately following the approval of the Offer by our Board of Directors on April 9, 2021, all directors not on the Pricing Committee, including Ms. Borrack and Messrs. Andrews, Campbell, Jones and Stilwell, recused themselves from all further discussions and deliberations relating to the Offer through the Expiration Date. Through the Expiration Date, all information relating to the Offer shall be communicated only to those directors who are members of the Pricing Committee.

The intention of Mr. Campbell, NS Advisors or the Stilwell Group to tender their Series D Shares does not constitute any recommendation as to whether you should tender or refrain from tendering your Series D Shares or as to the purchase price or purchase prices at which you may choose to tender your Series D Shares.

No other director or executive officer has advised us that he or she intends to tender any Series D Shares in the Offer. Further, we expect that internal compliance requirements will prevent our directors and executive officers from tendering any of their shares in the Offer shortly prior to or at the Expiration Date.

Arrangements Concerning the Company’s Common Stock.

2015 Long-Term Incentive Plan

On June 4, 2015, the Company’s stockholders approved the 2015 Long-Term Incentive Plan (the “2015 Incentive Plan”). The 2015 Incentive Plan allows for issuance of up to 125,000 shares of the Company’s Common Stock to employees, directors, officers and consultants for services rendered to the Company. The 2015 Incentive Plan replaced the 2012 Stock Incentive Plan (“Stock Incentive Plan”). As of April 16, 2021, there are 41,104 shares available for issuance under the Company’s 2015 Incentive Plan. There were no shares issued in the fiscal year ended December 31, 2020, or in the years ended December 31 of 2019 and 2018.

2016 Long-Term Incentive Plan

On June 15, 2016, the Company’s stockholders approved the 2016 Long-Term Incentive Plan (the “2016 Incentive Plan”). The 2016 Incentive Plan allows for issuance of up to 625,000 shares of the Company’s Common Stock to employees, directors, officers and consultants for services rendered to the Company. As of April 16, 2021, there are 132,707 shares available for issuance under the Company’s 2016 Incentive Plan. There were no shares issued in the fiscal year ended December 31, 2020 and 181,807 shares issued in the year ended December 31, 2019.

Stock Appreciation Rights Agreement

On August 4, 2020, the Company’s Board of Directors granted stock appreciation rights (“SARs”) with respect to 5,000,000 shares of the Company’s Common Stock to Daniel Khoshaba, the Company’s Chief Executive Officer, at a strike price of $1.85 per share (the “Strike Price”), pursuant to a Stock Appreciation Rights Agreement (the “SAR Agreement”), which will not be effective unless and until approved by the stockholders at the Company’s 2021 Annual Meeting of Stockholders. Assuming such stockholder approval is obtained, the SARs will generally vest only if the average closing price of the Common Stock over all trading days in the 20 business day-period immediately preceding the applicable date of determination is at least $20.00 (except that this price target will be reduced by the per share value of any cash dividends paid on the Common Stock), and Mr. Khoshaba remains employed with the Company through such date. In addition, if Mr. Khoshaba remains employed with the Company through the date of a “change of control” transaction, the SARs will be eligible to vest in connection with such transaction based on the price per share of Common Stock received in such transaction.    Any portion of the SARs that vests will be automatically exercised on the vesting date, entitling Mr. Khoshaba to receive an amount equal to the number of SARs so exercised multiplied by the “spread value” on the date of exercise (i.e., the fair market value of the Common Stock on such date over the Strike Price). Such amount may be paid to Mr. Khoshaba either in cash, in shares of Common Stock, or in any combination as determined by the Compensation Committee of the Board of Directors.

Employment Agreements

The Company is party to employment agreements with its executive officers and certain other employees, which provide for annual and, in some cases, one-time grants, of equity awards and for the vesting of such equity awards in connection with qualifying terminations of employment.

Registration Rights Agreements

In connection with the financing agreement by and between the Company and Powerscourt Investments XXII, LP, the Company entered into a registration rights agreement, dated as of December 22, 2020 (the “Powerscourt Registration Rights Agreement”) and in connection with the Financing Agreement, the Company entered into a registration rights agreement with the holders from time to time of the warrants, dated as of March 12, 2021 (the “Registration Right Agreement”). Pursuant to the Powerscourt Registration Rights Agreement and the Registration Rights Agreement, the Company shall use commercially reasonable efforts to register the resale of the registrable securities.

The Company intends to file a Registration Statement on Form S-11 by May 11, 2021.

The Powerscourt Registration Rights Agreement and the Registration Rights Agreement contain customary terms and conditions for transactions of this type.

Warrants

Concurrently with the execution of the Powerscourt Registration Rights Agreement, the Company issued to Powerscourt Investments XXII, LP a warrant (the “Powerscourt Warrant”) to purchase 496,415 shares of Common Stock for $3.12 per share. The Powerscourt Warrant is exercisable at the option of its holder in whole or in part into shares of Common Stock from time to time on or after December 22, 2020 and before the date that is the 36-month anniversary of December 22, 2020.

Concurrently with the execution of the Registration Rights Agreement, the Company issued to the investors thereto warrants (the “Warrants”) to purchase in the aggregate, 1,061,719 shares of common stock of the Company, $0.01 par value per share, in three tranches: warrants to purchase an aggregate of 510,204 shares at an exercise price of $3.430 per share (“Tranche A”); warrants to purchase an aggregate of 424,242 shares at an exercise price of $4.125 per share (“Tranche B”); and warrants to purchase an aggregate of 127,273 shares at an exercise price of $6.875 per share (“Tranche C”). The exercise prices and number of underlying shares of Common Stock are subject to adjustment from time to time as set forth in the Warrants. The Warrants are exercisable at the option of its holder in whole or in part into shares of Common Stock from time to time on or after March 12, 2021 and on or before the date that is the 60-month anniversary of March 12, 2021.

The foregoing descriptions of agreements and arrangements involving the Company’s Common Stock are qualified in their entirety by reference to the text of the respective agreements and arrangements, copies of which have been filed with the SEC.

Except as otherwise described herein, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, agreement, arrangement, understanding or relationship with any other person with respect to any of our securities.

Other Repurchases.

On September 22, 2020, the Operating Partnership purchased 71,343 Series D Shares of at $15.50 per share. These shares are deemed to be retired on the condensed consolidated financial statements. The book value of the shares purchased included both accreted and unaccreted issuance costs and dividends in arrears totaling $1.83 million.

12. Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of Series D Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Series D Shares as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of Series D Shares tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase Series D Shares if any of the conditions in Section 7 have occurred or are deemed by us to have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Series D Shares tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any Series D Shares tendered. See Section 7.

13. Material U.S. Federal Income Tax Consequences.

The following summary describes certain material U.S. federal income tax considerations relating to the Offer to stockholders whose Series D Shares are validly tendered and accepted for payment pursuant to the Offer. For purposes of this section, the term “stockholders” refers to the beneficial owners of Series D Shares. This summary is based upon the Code, Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change or differing interpretation, possibly with retroactive effect, which may result in U.S. federal income tax consequences different from those described below. We have not sought, and will not seek, any ruling from the IRS, or any other tax authority, with respect to the statements made and the conclusions reached in this discussion. There can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary addresses only Series D Shares that are held as capital assets within the meaning of Section 1221 of the Code and does not address all of the tax consequences (such as alternative minimum tax consequences) that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of tax accounting, insurance companies, “S” corporations, partnerships or other pass-through entities, controlled foreign corporations, passive foreign investment companies, tax-exempt organizations, tax-qualified retirement plans, regulated investment companies, real estate investment trusts (“REITs”), U.S. expatriates, “U.S. holders” (as defined herein) whose functional currency is other than the U.S. dollar, persons that hold Series D Shares as a position in a “straddle” or as a part of a “conversion,” “constructive sale” or integrated transaction for U.S. federal income tax purposes, persons that purchase or sell shares as part of a wash sale for U.S. federal income tax purposes, or persons treated as “qualified foreign pension funds” or “qualified shareholders” for U.S. federal income tax purposes. In addition, except as otherwise specifically noted, this discussion applies only to U.S. holders. This summary also does not address the state, local or foreign tax consequences of participating in the Offer. This summary assumes that the Company is and will remain a REIT for U.S. federal income tax purposes for its taxable year which includes the exchange of Series D Shares pursuant to the Offer.

For purposes of this discussion, a “U.S. holder” means a beneficial owner of Series D Shares for U.S. federal income tax purposes that is:

●	a citizen or resident of the United States;

●	a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person for U.S. federal income tax purposes.

If a partnership holds Series D Shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding Series D Shares should consult their tax advisors.

Each stockholder is urged to consult its tax advisor as to the particular United States federal income tax consequences to such stockholder of participating or not participating in the Offer and the applicability and effect of any state, local or foreign tax laws and other tax consequences with respect to the Offer.

Characterization of the Purchase. The purchase of Series D Shares by the Company in the Offer will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the purchase, a U.S. holder will, depending on the U.S. holder’s particular circumstances and after taking into account any proration, be treated either as having sold the U.S. holder’s Series D Shares or as having received a distribution in respect of Series D Shares from the Company.

Under Section 302 of the Code, a U.S. holder whose Series D Shares are purchased by the Company in the Offer will be treated as having sold its Series D Shares if the purchase:

●	results in a “complete termination” of the U.S. holder’s equity interest in the Company; or

●	is “not essentially equivalent to a dividend” with respect to the U.S. holder.

Both of these tests, referred to as the “Section 302 tests,” are explained in more detail below.

If a U.S. holder satisfies either of the Section 302 tests, the U.S. holder will recognize capital gain or loss equal to the difference between the amount of cash received in the Offer and the U.S. holder’s adjusted tax basis in the Series D Shares exchanged therefor. This gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the Series D Shares that were sold exceeds one year as of the date of purchase by the Company in the Offer. The deductibility of capital losses to U.S. holders is subject to limitations. In addition, any loss upon an exchange of Series D Shares for cash in the Offer by a U.S. holder that has held such Series D Shares for six months or less, after applying holding period rules, generally will be treated as a long-term capital loss to the extent of distributions received, or deemed to be received, from the Company that were required to be treated by the U.S. holder as long-term capital gain. Gain or loss must be determined separately for each block of Series D Shares (generally, Series D Shares acquired at the same cost in a single transaction) that is purchased by the Company from a U.S. holder in the Offer. A U.S. holder may be able to designate, generally through its broker, which blocks of Series D Shares it wishes to tender in the Offer if fewer than all of its Series D Shares are tendered in the Offer, and the order in which different blocks will be purchased by the Company in the event of proration in the Offer. U.S. holders should consult their tax advisors concerning the mechanics and desirability of that designation.

If a U.S. holder does not satisfy either of the Section 302 tests, the purchase of the U.S. holder’s Series D Shares by the Company in the Offer will not be treated as a sale or exchange for U.S. federal income tax purposes. Instead, the purchase of the U.S. holder’s Series D Shares by the Company in the Offer will be treated for U.S. federal income tax purposes as a distribution with respect to the U.S. holder’s shares and treated as a dividend to the U.S. holder with respect to its Series D Shares, to the extent of the U.S. holder’s ratable share of our current and accumulated earnings and profits (within the meaning of the Code). Such a dividend would be includible in the U.S. holder’s gross income without reduction for the tax basis of the Series D Shares sold, and no loss would be recognized. To the extent the amount received by a U.S. holder with respect to the purchase of its Series D Shares by the Company in the Offer that is treated for U.S. federal income tax purposes as a distribution and exceeds our current and accumulated earnings and profits, the excess first would be treated as a tax-free return of capital that would reduce the U.S. holder’s adjusted tax basis (but not below zero) in its Series D Shares and any remainder would be treated as capital gain from the sale of the Series D Shares. To the extent that a purchase of a U.S. holder’s Series D Shares by the Company in the Offer is treated as the receipt by the U.S. holder of a dividend, the U.S. holder’s adjusted tax basis (after reduction, if any, as described in the previous sentence) in the purchased shares will be added to any shares retained by the U.S. holder, subject to certain adjustments in the case of a corporate U.S. holder. If a U.S. holder owns no other Series D Shares, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely. To the extent that the purchase of a U.S. holder’s Series D Shares by the Company in the Offer is treated as a dividend and to the extent that we properly designated all or part of such dividend as qualified dividend income or as a capital gain dividend, such part of the dividend will be taxable to the U.S. holder as qualified dividend income or as gain from the sale of a capital asset held for more than one year, to the extent that it does not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. holder has held such shares. Moreover, stockholders that are individuals, trusts or estates generally may deduct up to 20% of certain qualified business income, including “qualified REIT dividends” (generally, dividends received by a REIT shareholder that are not designated as capital gain dividends or qualified dividend income), subject to certain limitations. Thus, with certain limitations, certain dividends received by an individual U.S. holder may be eligible for preferential rates of taxation.

Previously proposed Treasury regulations, since withdrawn, would have required the basis reduction associated with a repurchase (such as pursuant to the Offer) that is treated as a distribution (rather than a sale or exchange) that is not a dividend to be applied on a “share-by-share” basis. This share-by-share approach could result in taxable gain with respect to some Series D Shares sold by a U.S. holder pursuant to the Offer, even though the U.S. holder’s aggregate basis for such shares would be sufficient to absorb the portion of the distribution that is not treated as being made out of our current and accumulated earnings and profits. Although these proposed Treasury regulations have been withdrawn, the notice withdrawing the proposed Treasury regulations reiterated that the Treasury Department and IRS believe that under current law, the results of such distributions should derive from the consideration received by a stockholder on a share-by-share basis. Stockholders are urged to consult their tax advisors to determine the tax consequences to them if their sale of shares in the Offer is treated as a distribution.

Constructive Ownership of Company Stock and Other Issues. In applying each of the Section 302 tests explained below, U.S. holders must take into account not only the shares of Company stock that they actually own but also the shares of Company stock they are treated as owning under the constructive ownership rules of Section 318 of the Code. Under the constructive ownership rules, a U.S. holder is treated as owning any the shares of Company stock that are owned (actually and in some cases constructively) by certain related individuals and entities as well the shares of Company stock that the U.S. holder has the right to acquire by exercise of an option or by conversion or exchange of a security. Due to the factual nature of the Section 302 tests explained below, U.S. holders should consult their tax advisors to determine whether their sale of Series D Shares in the Offer qualifies for sale or exchange treatment in their particular circumstances. U.S. holders should be aware that an acquisition or disposition of the shares of Company stock (including by persons whose ownership of outstanding shares of Company stock is attributed to a U.S. holder pursuant to the constructive ownership rules described above) as part of a firm and fixed plan that includes the U.S. holder’s tender of Series D Shares pursuant to the Offer should be taken into account in determining whether either of the Section 302 tests is satisfied. For example, if a U.S. holder sells shares of Company stock (including sales by persons whose ownership of outstanding shares of Company stock is attributed to the U.S. holder pursuant to the constructive ownership rules described above) to persons other than the Company at or about the time the U.S. holder also sells Series D Shares pursuant to the Offer, and the various sales effected by the U.S. holder are part of an overall firm and fixed plan to reduce or terminate the U.S. holder’s proportionate interest in the Company, then the sales to persons other than the Company may, for U.S. federal income tax purposes, be integrated with the U.S. holder’s sale of Series D Shares pursuant to the Offer and, if integrated, should be taken into account in determining whether the U.S. holder satisfies either of the Section 302 tests with respect to Series D Shares sold by the U.S. holder to the Company in the Offer.

We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders in the Offer will cause the Company to accept fewer Series D Shares than are tendered. This in turn may affect the U.S. holder’s U.S. federal income tax consequences. In particular, this could affect the U.S. holder’s ability to satisfy one of the Section 302 tests described below. In any event, no assurance can be given that a U.S. holder will be able to determine in advance whether its disposition of Series D Shares pursuant to the Offer will be treated as a sale or exchange or as a distribution in respect of Series D Shares from the Company.

Section 302 Tests. One of the following tests must be satisfied in order for the purchase of Series D Shares by the Company in the Offer to be treated as a sale or exchange for U.S. federal income tax purposes:

●	Complete Termination Test. The purchase of a U.S. holder’s Series D Shares by the Company in the Offer will result in a “complete termination” of the U.S. holder’s equity interest in the Company if all of the shares of Company stock that are actually owned by the U.S. holder are sold in the Offer and all of the shares of Company stock that are constructively owned by the U.S. holder, if any, are sold in the Offer or, with respect to shares of Company stock owned by certain related individuals, the U.S. holder effectively waives, in accordance with Section 302(c) of the Code and the Treasury regulations promulgated thereunder, attribution of shares of Company stock that otherwise would be considered as constructively owned by the U.S. holder. U.S. holders wishing to satisfy the “complete termination” test through waiver of the constructive ownership rules should consult their tax advisors.

●	Not Essentially Equivalent to a Dividend Test. The purchase of a U.S. holder’s Series D Shares by the Company in the Offer will be treated as “not essentially equivalent to a dividend” if the reduction in the U.S. holder’s proportionate interest in the Company as a result of the purchase constitutes a “meaningful reduction” given the U.S. holder’s particular circumstances. Whether the receipt of cash by a stockholder who sells Series D Shares in the Offer will be “not essentially equivalent to a dividend” is independent of whether or not we have current or accumulated earnings and profits and will depend upon the stockholder’s particular facts and circumstances. The IRS has indicated in a published revenue ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of less than 1%) and who exercises no control over corporate affairs should constitute a “meaningful reduction.” U.S. holders should consult their tax advisors as to the application of this test in their particular circumstances. U.S. holders should note, however, that because other investors may exchange a greater percentage of their Series D Shares pursuant to the Offer, the interest in the Company of a U.S. holder may increase immediately following the Offer even if that U.S. holder exchanges Series D Shares for cash pursuant to the Offer and neither it nor any person whose ownership of shares of Company stock is attributed to such U.S. holder pursuant to the constructive ownership rules described above acquires any other shares of Company stock.

The application of Section 302 of the Code is complex. U.S. holders intending to rely on either of the tests described above should consult their tax advisors to determine the application of these rules to their particular circumstances.

Medicare Tax. U.S. holders that are individuals, estates, or certain trusts are subject to a 3.8% “Medicare tax” on the lesser of (1) their “net investment income” for the relevant taxable year and (2) the excess of their adjusted (or modified adjusted) gross income for the taxable year over a certain threshold (which, at present, in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income generally includes its net gains or dividend income recognized upon a sale of Series D Shares pursuant to the Offer, unless such net gains or dividend income are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of the Medicare tax to its gains and income in respect of the Series D Shares purchased in the Offer.

Non-U.S. Holders. The following general discussion applies to stockholders that are non-U.S. holders. A “non-U.S. holder” is a person or entity that, for U.S. federal income tax purposes, is a beneficial owner of our shares that for U.S. federal income tax purposes is a:

●	non-resident alien individual; or

●	foreign corporation.

The U.S. federal income tax treatment of our purchase of Series D Shares from a non-U.S. holder pursuant to the Offer will depend on whether the non-U.S. holder is treated, based on the non-U.S. holder’s particular circumstances, as having sold the tendered Series D Shares or as having received a distribution in respect of the non-U.S. holder’s Series D Shares. The appropriate treatment of our purchase of Series D Shares from a non-U.S. holder will be determined in the manner described above. See “—Section 302 Tests.”

If the purchase of Series D Shares by the Company in the Offer is characterized as a sale or exchange (as opposed to a dividend) with respect to a non-U.S. holder, the non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on the disposition of Series D Shares in the Offer unless:

●	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, subject to an applicable treaty providing otherwise;

●	the non-U.S. holder is an individual who was present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are satisfied; or

●	the gain is taxed under the Foreign Investment in Real Property Tax Act of 1980, as amended (“FIRPTA”), by reason of the holder’s Series D Shares constituting a U.S. real property interest within the meaning FIRPTA. Series D Shares sold by a non-U.S. holder would not be considered a U.S. real property interest if (1) the Series D Shares are considered regularly traded under applicable Treasury regulations on an established securities market, such as Nasdaq or the New York Stock Exchange and (2) the selling non-U.S. holder owned, actually or constructively, 10% or less in value of the outstanding Series D Shares throughout the five-year period ending on the date of the sale or exchange. We expect that, as a result of our Series D Shares being currently listed and traded on Nasdaq and continuing to be listed and traded on Nasdaq following completion of this Offer, our Series D Shares will be treated as regularly traded on an established securities market in the United States, but no assurance can be given in this regard.

An individual who is present in the United States for 183 days or more in the taxable year of disposition, and is not otherwise a resident of the United States for U.S. federal income tax purposes, should consult his or her own tax advisor regarding the U.S. federal income tax consequences of participating in the Offer, including whether such individual is treated as a resident.

In addition, Series D Shares will not constitute a U.S. real property interest if we are a “domestically controlled qualified investment entity.” We will be a domestically controlled qualified investment entity if, at all times during a specified testing period, we are a REIT and less than 50% in value of our stock is held directly or indirectly by non-U.S. holders. We cannot assure you that the Company has or will satisfy these requirements.

If the gain on exchange of Series D Shares were taxed under FIRPTA, a non-U.S. holder generally would be taxed on that gain in the same manner as a U.S. holder. The non-U.S. holder also generally would be required to file a U.S. federal income tax return. The applicable withholding agent will generally be required under FIRPTA to withhold at a rate of 15% with respect to such amounts.

If a non-U.S. holder does not satisfy either of the Section 302 tests explained above, the full amount received by the non-U.S. holder with respect to our purchase of Series D Shares in the Offer will be treated as a distribution to the non-U.S. holder with respect to the non-U.S. holder’s Series D Shares. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, a tax-free return of capital, or as capital gain from the sale of Series D Shares will be determined in the manner described above. See “— Characterization of the Purchase.”

To the extent that amounts received by a non-U.S. holder with respect to our purchase of Series D Shares in the Offer are treated as a dividend, they will be subject to U.S. federal income tax, and the applicable withholding agent will be required to withhold such U.S. federal income tax, at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty, provided the applicable withholding agent has received proper certification of the application of such income tax treaty).

Notwithstanding the above, whether or not a non-U.S. holder satisfies one of the Section 302 tests, distributions that are attributable to gain from sales or exchanges by the Company of United States real property interests (as defined under the Code) generally will be subject to U.S. federal income tax at the rate that would apply to such gain if the non-U.S. holder were a U.S. person and generally will be subject to withholding at a rate of 21% (and possibly an additional 30% branch profits tax that may apply to a non-U.S. holder that is a foreign corporation), unless (i) our Series D Shares are “regularly traded” on an established securities market located in the United States (as defined by applicable Treasury regulations), and (ii) the non-U.S. holder has owned (directly and constructively) not more than 10% of the Series D Shares at any time during the one-year period ending on the date of the distribution (in this case, the date of the exchange pursuant to the Offer), in which case the 30% withholding tax rate (or such lower rate as may be specified by an applicable income tax treaty, subject to proper certification) would apply if the distribution does not satisfy the Section 302 tests.

Special rules apply if a non-U.S. holder’s Series D Shares are used, or held for use, by the non-U.S. holder in the conduct of a U.S. trade or business. Such a non-U.S. holder should consult his or her own tax advisor regarding the U.S. federal income tax consequences of participating in the Offer.

Although the exchange of Series D Shares for cash pursuant to the Offer by a non-U.S. holder may be eligible for sale and exchange treatment under Section 302 (see “—Characterization of the Purchase”), for withholding purposes, we will treat any such exchange as a distribution for U.S. federal income tax purposes that is made out of our current or accumulated earnings and profits and withhold tax at a 30% rate on payments to non-U.S. holders, or such lower rate as may be specified by an applicable income tax treaty (if we or the applicable withholding agent has received proper certification of the application of such income tax treaty); provided, however, that in the case of a non-U.S. holder that properly claims a reduced rate of, or exemption from, withholding on dividends, we may withhold at not less than the 15% withholding rate or the 21% withholding rate that may apply under FIRPTA to amounts not treated as dividends. Other withholding agents may also do the same. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. A non-U.S. holder that is able to satisfy one of the Section 302 tests or is eligible for a reduced rate of U.S. federal withholding tax under an applicable income tax treaty or otherwise may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. Backup withholding generally will not apply to amounts subject to the withholding described in this paragraph.

Foreign Account Tax Compliance. The Foreign Account Tax Compliance Act provisions of the Code, subject to administrative guidance and certain intergovernmental agreements entered into thereunder, which we refer to as “FATCA,” impose a 30% withholding tax on certain types of payments made to “foreign financial institutions” and certain foreign non-financial entities unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution that is not subject to special treatment under certain intergovernmental agreements, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent them from complying with these reporting and other requirements. The compliance requirements under FATCA are complex and special requirements may apply to certain categories of payees. Withholding under this legislation may apply to the Offer subject to the Section 302 discussion above. FATCA withholding applies to amounts treated as dividends for U.S. federal income tax purposes. Such withholding may also apply to amounts treated as gross proceeds from the sale or other disposition of stock for U.S. federal income tax purposes, although under recently proposed Treasury regulations, no withholding would apply to such gross proceeds. The preamble to the proposed Treasury regulations specifies that taxpayers are permitted to rely on the proposed regulations pending finalization.

Backup Withholding. See Section 3 with respect to the application of U.S. federal backup withholding.

The preceding discussion is not tax advice. Stockholders are urged to consult their tax advisors to determine the particular tax consequences to them of participating in the Offer, including the applicability and effect of state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

14. Extension of the Offer; Termination; Amendment.

We expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Series D Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. During any such extension, all Series D Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw such stockholder’s Series D Shares.

We also expressly reserve the right, in our sole discretion, not to accept for payment and not pay for any Series D Shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for Series D Shares or terminate the Offer upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Series D Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Series D Shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by changing the per Series D Share purchase price range or by increasing or decreasing the value of Series D Shares sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Exchange Act Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1). These rules and related releases and interpretations of the SEC provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

●	we increase or decrease the price range to be paid for Series D Shares or increase or decrease the value of Series D Shares sought in the Offer (and thereby increase or decrease the number of Series D Shares purchasable in the Offer), and, in the event of an increase in the value of Series D Shares purchased in the Offer, the number of Series D Shares accepted for payment in the Offer increases by more than 2% of the outstanding Series D Shares, and

●	the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, then in each case the Offer will be extended until the expiration of the period of at least ten business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

If we increase the value of Series D Shares purchased in the Offer such that the additional amount of Series D Shares accepted for payment in the Offer does not exceed 2% of the outstanding Series D Shares, this will not be deemed a material change to the terms of the Offer and we will not be required to extend the Offer. See Section 1.

15. Fees and Expenses.

We have retained Compass Point Research & Trading, LLC to act as the Dealer Manager in connection with the Offer. The Dealer Manager may communicate with brokers, dealers, commercial banks, trust companies and nominees with respect to the Offer. The Dealer Manager will receive reasonable and customary fees for these services. We have also agreed to reimburse the Dealer Manager for all of the Dealer Manager’s attorney’s fees and related legal expenses incurred in connection with the Offer, as well as all out-of-pocket expenses incurred by the Dealer Manager from time to time in connection with the provision of its services related to the Offer, including but not limited to database and similar information charges related to third party vendors; travel-related expenses; postage, telecommunication, printing, and duplicating expenses; and any background checks on individuals required for compliance purposes, in an aggregate amount not to exceed $35,000.

The Dealer Manager and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Dealer Manager and certain of its affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. In the ordinary course of their various business activities, the Dealer Manager and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours. The Dealer Manager and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, the Dealer Manager and their respective affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities. The Dealer Manager may from time to time hold Series D Shares in its proprietary accounts, and, to the extent it owns Series D Shares in these accounts at the time of the Offer, the Dealer Manager may tender the Series D Shares pursuant to the Offer.

We have retained Equiniti (US) Services LLC to act as Information Agent and Computershare Inc. to act as Depositary in connection with the Offer. The Information Agent may contact holders of Series D Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of Series D Shares pursuant to the Offer. Stockholders holding Series D Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs may apply if stockholders tender Series D Shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of Series D Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Series D Shares except as otherwise provided in Section 5 hereof and Instruction 7 in the Letter of Transmittal.

16. Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Series D Shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to the holders of Series D Shares residing in that jurisdiction. In making the Offer, we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of the jurisdiction.

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning our company.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on our behalf in connection with the Offer other than those contained in this Offer to Purchase and the related Letter of Transmittal. If given or made, you should not rely on that information or representation as having been authorized by us, any member of the Board of Directors, the Dealer Manager, the Depositary or the Information Agent.

WE HAVE NOT MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SERIES D SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SERIES D SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY WHEELER REAL ESTATE INVESTMENT TRUST, INC., THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

Wheeler Real Estate Investment Trust, Inc.

April 19, 2021

The Letter of Transmittal and certificates for Series D Shares, and any other required documents, should be sent or delivered by each stockholder or the stockholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of Series D Shares, stockholders are directed to contact the Depositary. Stockholders submitting certificates representing Series D Shares to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by mail or overnight courier. Facsimile copies of Series D Share certificates will not be accepted.

The Depositary for the Offer is:

Computershare Inc.

By Mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions PO Box 43011 Providence, RI 02940-3011	By Overnight Courier: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, MA 02021

Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or related documents may be directed to the Information Agent at its telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

275 Madison Avenue, 34th Floor
New York, NY 10016
Stockholders (toll-free): (833) 503-4130
Banks and Brokers: (516) 220-8356
Email: wheelerinfo@equiniti.com

The Dealer Manager for the Offer is:

Compass Point Research & Trading, LLC
1055 Thomas Jefferson Street NW, Suite 303
Washington, DC 20007
Call: (202) 534-1381